EXHIBIT 10.45

SOLAR POWER PURCHASE AGREEMENT

This Solar Power Purchase Agreement (this "**Agreement**"), dated as of March 5, 2019 (the "**Effective Date**"), is between SOLARMAX RENEWABLE ENERGY PROVIDER, INC. ("**Solarmax**"), a California corporation, and WOODCREST CHRISTIAN SCHOOL SYSTEM, a California non-profit religious corporation ("**Woodcrest**").

RECITALS

WHEREAS, Solarmax desires to design and install an electricity grid-connected photovoltaic solar power plant with a total generating capacity rated at approximately 473.4 kW, having a 700 kWh battery backup component (collectively, the "**Generating Facility**," as further described in EXHIBIT A of this Agreement,), to be sited at Woodcrest's Riverside, California, campus (located at 18401 Van Buren Boulevard, Riverside, California, 92508) at the location specified in EXHIBIT B of this Agreement (the "**Site**"); and

WHEREAS, Woodcrest desires to purchase from Solarmax and Solarmax desires to sell to Woodcrest the entire Energy Output of the Generating Facility. (As used herein, "**Energy Output**" means the total quantity of the actual net energy generated by the Generating Facility over any given period of time (measured in kWh-ac), as delivered to Woodcrest at the point where Woodcrest's energy system(s) connect with the Generating Facility.)

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Solarmax and Woodcrest (collectively, the "**Parties**"; individually, a "**Party**"), intending to be legally bound, agree as follows:

AGREEMENT

1. ACCURACY OF RECITALS. The Parties agree to the accuracy of the foregoing recitals and stipulate to their use in any future matters and/or proceedings arising from and/or related to this Agreement.

2. INSTALLATION, OWNERSHIP AND OPERATION OF THE GENERATING FACILITY.

a. EPC and Installation. Solarmax shall design, develop, construct and install the Generating Facility at the Site. Such work shall be governed by the terms below, along with those engineering, procurement and construction terms (the "**EPC Terms**") stated in EXHIBIT C, hereto. In the event the terms of EXHIBIT C conflict with those herein, the terms herein shall govern and be controlling on the Parties. If not otherwise stated in EXHIBIT C, the following terms shall apply to development, construction and installation of the Generating Facility at the Site:

(1) Solarmax shall provide Woodcrest reasonable notice of the progress of the installation of the Generating Facility and shall provide reasonable notice to Woodcrest of the anticipated and actual Commercial Operation Date. (As used herein, "**Commercial Operation Date**" means the date on which the Generating Facility is completed in conformance with the specifications required by this Agreement and is first able to provide Energy Output to Woodcrest.)

(2) To the extent necessary in order to accomplish the purpose of this Agreement, the Parties shall enter into one or more lease agreement(s), license agreement(s), access agreement(s), and/or such other agreements as may be necessary for Woodcrest to lawfully provide Solarmax with the non-exclusive right to use the Site, and any and all such additional space near the Site, as may be reasonably necessary to enable installation of the Generating Facility at the Site and Solarmax's operation thereof in conformance with all terms of this Agreement.

(3) Woodcrest shall make any and all adjustments and/or accommodations to the condition and use of property around the Site as may be required for the staging of vehicles, equipment, materials, and other elements necessary for construction and installation of the Generating Facility, including adjustments and/or accommodations necessary for access, ingress, and egress to/from the Site.

b. Pre-Construction Activities. Promptly following the execution of this Agreement, Solarmax (and, to the limited extent as may be set forth hereinbelow, Woodcrest) shall use commercially reasonable efforts to complete pre-construction activities relating to the Generating Facility in accordance with the dates provided in subdivision (6) of this Section 2.b., below, which shall include, without limitation, the following (each a "**Pre-Construction Activity**," and collectively the "**Pre-Construction Activities**"):

(1) Obtain, or cause to be obtained, financing for installation of the Generating Facility, along with any and all other governmental credits, tax incentives, and other financial incentives which may be available and/or offered in connection with the Generating Facility.

(2) Obtain or cause to be obtained in its own name all necessary authority from regulatory entities (such as approvals required by the California Public Utilities Commission ("**PUC**") and any other regulatory agencies) and all other governmental approvals, permits, entitlements, contracts, and agreements required for construction and installation of the Generating Facility at the Site;

(3) Provide Woodcrest with any and all forms for an interconnection agreement to be entered into by the Parties prior to the Commercial Operation Date, along with any assistance needed for completion of such forms, as may be necessary;

(4) Enter into contract(s) for installation of the Generating Facility at the Site, subject to the terms of any proposed financing and consistent with the terms of subdivisions (1) and (2) of this Section 2.b., above; and

(5) Obtain or cause to be obtained all necessary authority from the PUC or other regulatory entities for the operation and maintenance of the Generating Facility and the sale and delivery of Energy Output to Woodcrest.

(6) Solarmax shall use commercially reasonable efforts to complete the Pre-Construction Activity no later than June 1, 2019. If, after exercising such commercially reasonable efforts, the Pre-Construction Activity is not fully completed by such date, Solarmax shall have the option to terminate this Agreement without triggering the default provisions of this Agreement or any liability under this Agreement. Upon satisfaction of all Pre-Construction Activities, Solarmax shall proceed with construction of the Generating Facility.

c. Commercial Operation. Solarmax shall be solely responsible for all costs and the performance of all tasks required for installation of the Generating Facility. Promptly upon full completion of the Pre-Construction Activity, Solarmax (and, to the limited extent set forth below, Woodcrest) shall use commercially reasonable efforts to complete construction and completion activities relating to the Generating Facility, which shall include, without limitation, the following ("**Completion Activities**"):

(1) Complete full installation of the Generating Facility at the Site, including final approval and sign-off of all required PUC and other governmental permits necessary for the sale and delivery of Energy Output to Woodcrest to lawfully commence.

(2) Solarmax to assist Woodcrest as reasonably requested by Woodcrest in connection with the execution by Woodcrest of all agreements required for interconnection of the Generating Facility with any and all public and/or local utilities, including, without limitation, any and all interconnection agreement(s) and/or net metering agreement(s), if applicable.

(3) Each Party shall use commercially reasonable efforts to complete the foregoing Completion Activities, and Solarmax shall use commercially reasonable efforts to cause installation of the Generating Facility to be completed and to cause the Generating Facility to begin Commercial Operation on or before August 1, 2019 (the "**Target Commercial Operation Date**"). Notwithstanding the foregoing, to the extent that Commercial Operation has not commenced on or before the Target Commercial Operation Date, Solarmax may by written notice to Woodcrest within three (3) business days after the Target Commercial Operation Date, extend the Target Commercial Operation Date by no more than an additional one hundred eighty (180) days. If Solarmax does not elect to extend the Target Commercial Operation Date as set forth in the immediately preceding sentence, or if following such election by Solarmax Commercial Operation has not commenced after the expiration of such one hundred eighty (180) day period, then either Party shall have the option (to be exercised within thirty (30) days of Solarmax's failure to extend the Target Commercial Operation Date or the expiration of such one hundred eighty (180) day period, as applicable) to terminate this Agreement without triggering the default provisions of this Agreement or any liability under this Agreement; provided that if Solarmax has elected to extend the Target Commercial Operation Date by such one hundred eighty (180) day period and has commenced construction of the Generating Facility during such time, then Solarmax shall be afforded another one hundred twenty (120) days to cause the Generating Facility to achieve Commercial Operation before Woodcrest shall be entitled to terminate this Agreement pursuant to this Section 2(c)(ii).

d. Operation and Maintenance. Solarmax shall be solely responsible for operation and maintenance of the Generating Facility (subject, however, to the obligations and responsibilities of Woodcrest under any lease(s), license(s), and/or other agreement(s) entered into pursuant to Section 2.a.(2) of this Agreement, above, if applicable) and shall, at all times during the Term, maintain the Generating Facility in accordance with Prudent Industry Practices. Solarmax shall bear all risk of loss with respect to the Generating Facility, except for losses arising from actions or negligence by Woodcrest or its affiliates, agents, employees or guests, and shall have full responsibility for its operation and maintenance in compliance with all laws, regulations and governmental Permits. (As used herein, "**Prudent Industry Practices**" means those practices, methods and equipment, as changed from time to time, that are commonly used in the state of California in prudent electrical

engineering and operations to operate photovoltaic solar generation equipment lawfully and with safety, reliability, efficiency and expedition. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or equipment to the exclusion of others, but rather to those practices, methods or equipment generally accepted or approved by a significant portion of the photovoltaic solar power industry during the relevant time period.)

3. PURCHASE AND SALE OF POWER.

a. Purchase and Sale. Throughout the Term (as defined as subdivision a. of Section 4, below), Woodcrest shall purchase and accept delivery from Solarmax, and Solarmax shall sell and deliver to Woodcrest, the entire Energy Output in such amounts as may be generated from time to time. Woodcrest shall not resell any of the Energy Output.

b. Purchase Price. For the duration of the entire Term, Woodcrest shall pay to Solarmax the applicable Purchase Price in exchange for the Energy Output delivered hereunder. The applicable "**Purchase Price**" shall, for the initial twelve (12) month period of the Term, be $0.215 per kWh. For each twelve (12) month period thereafter, the Purchase Price shall increase by one-half of one percent (0.5%) of the Purchase Price applicable over the immediately-preceding period. (By way of example: the Purchase Price for the initial 12-month period shall be $0.215/kWh, which shall then increase by $0.0011/kWh to $0.2161/kWh for the second 12-month period, which shall then increase by $0.001 to $0.2171 for the third 12-month period, and so on.)

c. Taxes. If any taxes are assessed against the generation, sale, delivery or consumption of Energy Output, or if taxes that are, or are in the nature of, property or ad valorem taxes are assessed in respect of the Generating Facility, Woodcrest shall either pay or reimburse Solarmax for all such amounts due, including any taxes assessed thereon, in accordance with the terms of Section 8, except any income taxes imposed on Solarmax based on such sales.

4. TERM; TERMINATION.

a. Term. Unless terminated early in accordance with the terms hereof, the term of this Agreement (the "**Term**") shall commence on the Effective Date and continue for a period of one hundred twenty (120) months from the Commercial Operation Date.

b. Conclusion of Term. Upon conclusion of the Term, Woodcrest shall have the right to purchase the Generating Facility at its then fair market value, to be determined by professional appraisal ("**Appraisal**"). The cost for the Appraisal shall be borne exclusively by Woodcrest, and shall be produced by a qualified individual selected jointly by Solarmax and Woodcrest (possessing credentials and experience sufficient to satisfy any requirements for appraisal mandated under the Internal Revenue Code or other applicable law) who has no actual or potential conflict of interest with or between the Parties. In the event the Parties are unable to agree upon an individual to perform the Appraisal, the Parties agree that the selection shall be determined by resort to arbitration pursuant to the *Streamlined Arbitration Rules & Procedures* of JAMS (understanding, however, that neither Party otherwise consents hereby to adjudicate any other dispute(s) arising under the Agreement by arbitration except as may otherwise be provided herein). The Parties intend that, by this subdivision b., the Agreement does not fall within the scope of Section 7701(e)(4)(A)(iv) of Title 26 of the United States Code (the "**Code**"), insofar as any potential future transfer of the Generating Facility to Woodcrest is not required nor is it at a fixed or determinable price other than for fair market value.

5. ENVIRONMENTAL INCENTIVES.

a. Ownership of Environmental Incentives. Solarmax shall be entitled to claim any and all governmental credits, tax incentives, financial incentives, and other environmental incentives (whether financial or otherwise) associated and/or arising from the Generating Facility. Woodcrest represents and warrants that Solarmax holds the rights to all such incentives notwithstanding Solarmax's delivery of Energy Output to Woodcrest. Solarmax shall at all times continue to own, and may assign or sell in its sole discretion to one or more third parties, all such incentives associated with or resulting from the development, installation, ownership or operation of the Generating Facility.

b. No Impairment of Environmental Incentives. Neither Party shall take any action or knowingly suffer any omission that would have the effect of impairing the value of the incentives described in subdivision (a) immediately above. Each Party shall be responsible for notifying the other Party of any action or omission of which it has knowledge that could impair such value and for consulting with the other Party as necessary to prevent impairment of the value of such incentives.

6. METERING.

a. Equipment.

(1) Solarmax shall have the right to install and maintain a standard revenue quality meter and an electronic

system for supervisory control and data acquisition ("**SCADA**") at the Generating Facility. The SCADA will be owned by Solarmax. The meter shall measure the alternating current output of the Generating Facility on a continuous basis. Solarmax shall be responsible for maintaining the metering equipment in good working order and, if Woodcrest so requests, for testing at Woodcrest's sole expense the metering equipment once per calendar year and certifying the results of such testing to Woodcrest. In the event of a failure of the electronic meter reading system and until such failure has been corrected, Solarmax shall be responsible for conducting monthly on-site readings of the standard electricity meter to determine the output of the Generating Facility delivered to Woodcrest. Data retrieved from any such meter shall serve as the basis for invoicing Woodcrest for all Energy Output.

(2) [RESERVED]

(3) Woodcrest shall share with Solarmax, or allow Solarmax to retrieve, electrical load data for the Site from the Site's utility meters for periods before and after the Commercial Operation Date. At Solarmax's sole option and expense Solarmax may install an additional meter to measure the electrical load of the Site.

b. Data Collection. Solarmax shall maintain all production meter data and shall provide to Woodcrest a report of the Generating Facility's individual metered Energy Output, as read and collected on a monthly basis, once each month within fourteen (14) business days after the last day of the preceding month. Subject to Section 6.a., such data shall serve as the basis for invoicing Woodcrest for all Energy Output. Solarmax shall preserve all data compiled hereunder for a period of at least two (2) years following the compilation of such data.

c. Audit. Once per calendar year, Woodcrest shall have the right to audit all such meter data upon reasonable notice, and any such audit shall be at Woodcrest's sole cost (unless an audit reveals at least a five percent (5%) overcharge to Woodcrest, in which case Solarmax shall bear the cost of that audit). If the metering equipment is found to be inaccurate, it shall be corrected as follows and past readings within the year of the audit shall be promptly adjusted and reflected in the following invoice: (i) if reliable information exists as to the period of time during which the meter was registering inaccurately, by estimating by reference to quantities of Energy Output measured during periods of similar conditions when the meter was registering accurately and (ii) if no reliable information exists as to the period of time during which the meter was registering inaccurately it shall be assumed that the period of such inaccuracy was equal to one-half of the period from the date of the last previous test of the meter (provided that the period covered by the correction shall not exceed six months)

d. Confidentiality. Without the prior written consent of Solarmax, Woodcrest shall not share information provided by Solarmax to Woodcrest from the production meter, or any other performance data related to the Generating Facility, with any third parties.

7. DELIVERY.

a. Title; Risk of Loss. Title and risk of loss of the Energy Output shall pass from Solarmax to Woodcrest upon delivery of the Energy Output at the Energy Delivery Point. Woodcrest shall purchase and accept delivery of metered Energy Output. Woodcrest shall be responsible for arranging delivery of Energy Output to and within its electrical system and facilities, and for any installation and operation of equipment necessary for acceptance and use of the Energy Output.

b. Specifications. Solarmax shall ensure that all Energy Output generated by the Generating Facility conforms to applicable utility's(ies') specifications for Energy Output being generated and delivered to the Site's electric distribution system, which shall include the installation of proper power conditioning and safety equipment, submittal of necessary specifications, coordination of utility testing and verification, and all related costs.

c. Intermittent Resource. Woodcrest acknowledges that the Generating Facility is an intermittent energy resource, and that the Generating Facility will not supply a consistent or uninterrupted supply of energy to the Premises.

8. INVOICES AND PAYMENT.

Solarmax shall deliver to Woodcrest an invoice at the address set forth in Section 17 by the fourteenth (14th) Business Day of each calendar month (or upon a monthly schedule mutually acceptable to Woodcrest and Solarmax), stating the Energy Output delivered to Woodcrest during the preceding calendar month and the applicable Purchase Price, and calculating the total amount due to Solarmax. Without offset for any amount owed or claimed to be owed by Solarmax, Woodcrest shall pay the amount due to Solarmax by wire transfer or ACH payment, on or before thirty (30) days following the date of the invoice, which shall be referred to as the "**Due Date**". If the Due Date is a bank holiday or a weekend, payment shall be due on the next following Business Day. Any undisputed amount remaining unpaid after the Due Date shall bear interest at the Default Rate. Invoices and payments schedule shall commence following Commercial Operation. Notwithstanding the foregoing: (i) any delay or failure by Solarmax to deliver one or more invoice(s) to Woodcrest at the frequency stated above shall not operate to diminish or relieve Woodcrest's obligation to pay Solarmax the Purchase Price

for the period corresponding with the delayed invoice(s); and (ii) Solarmax shall have the right to submit such delayed invoice(s) as may be necessary to ensure that payment of all sums which have accrued are received.

9. INVOICE ADJUSTMENTS; DISPUTES OVER INVOICES.

Either Party may, in good faith, dispute the correctness of any invoice or any adjustment to an invoice rendered or adjust any invoice for any arithmetic, computational or meter-related error within twelve (12) months of the date of the invoice or the date the adjustment to an invoice was rendered, as the case may be. In the event a Party disputes all or a portion of an invoice, or any other claim for an adjustment arises, that Party shall pay the disputed and undisputed portion when due and provide the other Party notice of the dispute and the amount in dispute. Following a Party's delivery of a notice of a dispute, the Parties shall first use good faith, reasonable, diligent efforts to resolve such dispute within a reasonable period of time not to exceed thirty (30) days from the date of such notice. If the Parties do not resolve such a dispute within such thirty (30) days, then the Parties may pursue their rights appropriately. Solarmax shall return to Woodcrest any disputed amount which is ultimately determined to have been improperly billed to Woodcrest, together with interest thereon at the Default Rate.

10. REPRESENTATIONS AND WARRANTIES; COVENANTS.

a. Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date that:

(1) Existence. Such Party is duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(2) Authorization. The execution and delivery of this Agreement and the performance of such Party's obligations hereunder have been duly authorized by all necessary company action;

(3) Validity. This Agreement is a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies herein is subject to (i) bankruptcy and other similar laws of general application affecting rights and remedies of creditors and (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(4) Approvals. To such Party's knowledge, no governmental, corporate, utility, direct access provider, regulatory or other third party consent or approval (other than any governmental approvals which have been previously obtained or set forth hereinabove) is required in connection with the due authorization, execution and delivery of this Agreement by such Party or the performance by such Party of its obligations hereunder;

(5) No Conflict. Neither the execution and delivery of this Agreement by such Party nor compliance by such Party with any of the terms and provisions of this Agreement conflicts with, breaches or contravenes the provisions of such Party's organizational documents, or any other law or regulation applicable to such Party;

(6) No Litigation. There is no pending or, to the knowledge of such Party, threatened litigation, action or proceeding against such Party which would reasonably be expected to have a material adverse effect or which purports to affect the legality, validity or enforceability of this Agreement or the transactions contemplated hereby;

(7) Bankruptcy. Except as previously disclosed in writing to the other Party there is no pending bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect to such Party; and

(8) Other Facts. To such Party's knowledge there are no facts, circumstances or other matters that may materially interfere with or materially delay the construction, installation, maintenance or operation (including facts, circumstances or other matters adversely affecting the Generating Facility's exposure to sunlight) of the Generating Facility, except as have been disclosed in writing to the other Party.

b. Woodcrest Representations, Warranties and Covenants.

(1) No Adverse Actions. Woodcrest will not initiate, conduct or, to the extent within its control, permit, activities that it knows or reasonably should know may damage, impair or otherwise adversely affect the Generating Facility or its function (including activities that may adversely affect the Generating Facility's exposure to sunlight).

(2) Interconnection and Other Agreements. Woodcrest shall enter into an interconnection agreement as may

be necessary for the receipt of the Energy Output and, if applicable, a net-metering agreement upon Solarmax's written request.

(3) Copies of Documents. Within five business days following receipt, Woodcrest shall send to Solarmax pursuant to Section 17 complete copies of any interconnection agreement, permission to operate letter, net metering agreement (if applicable) or any other material document or communication from any applicable utility related to the Generating Facility, its operation, or interconnection.

(4) Site. Subject to the terms of any lease(s), license(s), and/or other agreement(s) entered into pursuant to Section 2.a.(2) of this Agreement, above, Woodcrest will (i) maintain the Site in accordance with applicable law (including maintenance of permits held by Woodcrest), (ii) provide immediate notice to Solarmax of any damage to the Generating Facility of which it has knowledge and (iii) provide access to the Site for Solarmax and its financing parties.

(5) Prior Energy Usage. Woodcrest represents and warrants to Solarmax as of the Effective Date that it has furnished to Solarmax accurate and complete data concerning energy usage at the Premises.

11. LIENS AND ENCUMBRANCES.

a. Encumbrances Against the Site. Solarmax shall not directly or indirectly cause, create, incur, assume or suffer to exist any mortgage, pledge, lien (including any mechanics', labor or materialman's lien), charge, security interest, encumbrance or claim on the Site. Solarmax also shall pay promptly before a fine or penalty may attach to the Generating Facility any taxes, charges or fees of whatever type of any relevant governmental authority for which Solarmax is responsible. If Solarmax breaches its obligations under this Section 11, it shall immediately notify Woodcrest in writing, shall promptly cause such liens to be discharged and released of record without cost to Woodcrest, and shall indemnify Woodcrest against all costs and expenses (including reasonable attorneys' fees and court costs at trial and on appeal) incurred in discharging and releasing such liens.

b. Interests Against the Generating Facility. Woodcrest shall not directly or indirectly cause, create, incur, assume or suffer to exist any mortgage, pledge, lien, claim, charge, security interest, or other encumbrance or interest on or with respect to the Generating Facility. If Woodcrest breaches its obligations under this Section 11, it shall immediately notify Solarmax in writing, shall promptly cause such interests to be discharged and released of record without cost to Solarmax, and shall indemnify Solaramx against all costs and expenses (including reasonable attorneys' fees and court costs at trial and on appeal) incurred in discharging and releasing such interests.

12. INDEMNIFICATION; INSURANCE; LOSS.

a. Indemnification. Solarmax and Woodcrest (each, in such case, an "**Indemnifying Party**") shall indemnify, defend and hold harmless the other Party and its affiliates, employees, directors, officers, managers, members, partners, financing parties, shareholders and agents (each, in such case, an "**Indemnified Party**") harmless from and against any claim, demand, lawsuit or action of any kind for injury to or death of persons, including, but not limited to, employees of Indemnified Party, and damage or destruction of property, arising out of (i) negligent acts or omissions or willful misconduct of Indemnifying Party, its agents, officers, directors, employees, contractors or guests; or (ii) the material breach by Indemnifying Party of any of its obligations under this Agreement. The obligation to indemnify shall extend to and encompass all costs incurred by Indemnified Party in defending such claims, demands, lawsuits or actions, including, but not limited to, attorney, witness and expert witness fees, and any other litigation related expenses. Indemnifying Party's obligations pursuant to this Section 12(a) shall not extend to claims, demands, lawsuits or actions for liability to the extent attributable to the negligence or willful misconduct of Indemnified Party or to the acts of third parties. Indemnifying Party shall pay any cost that may be incurred by Indemnified Party in enforcing this indemnity, including reasonable attorney fees. The obligations of the Parties under this Section 12(a) shall survive termination of this Agreement.

b. Insurance. The Parties shall maintain insurance as required by any lease(s), license(s), and/or other agreement(s) entered into pursuant to Section 2.a.(2) of this Agreement, above.

13. DEFAULT AND REMEDIES.

a. Event of Default. With respect to a Party, there shall be an event of default (each a "**Event of Default**") if:

(1) Such Party fails to pay any amount within five (5) business days after receipt of written notice that such amount is past due;

(2) Except as otherwise set forth in this Section 13.a., such Party is in breach of any representation or warranty set forth herein or fails to perform any material obligation set forth in this Agreement and such breach or failure is

not cured within sixty (60) days after notice in writing from the non-defaulting Party; provided, however, that the cure period shall be extended by the number of days during which the defaulting Party is prevented from taking curative action solely by Force Majeure if the defaulting Party had begun curative action and was proceeding diligently, using commercially reasonable efforts, to complete such curative action;

(3) Such Party admits in writing its inability to pay its debts generally as they become due;

(4) Such Party files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof;

(5) Such Party makes an assignment for the benefit of creditors;

(6) Such Party consents to the appointment of a receiver of the whole or any substantial part of its assets;

(7) Such Party has a petition in bankruptcy filed against it, and such petition is not dismissed within ninety (90) days after the filing thereof;

(8) With respect to Woodcrest, a "Event of Site Lease Default" under the Site Agreement by the Landlord has occurred and is continuing, and with respect to Solarmax, a "Site Lease Event of Default" under the Site Agreement by the Lessee has occurred and is continuing;

(9) With respect to Woodcrest only, Woodcrest causes an event of default under the Interconnection Agreement or otherwise causes through its actions or omissions the Interconnection Agreement to be terminated or cancelled;

(10) Such party fails to maintain insurance as required by this Agreement, unless such failure is the result of Solarmax's failure to pay for such excess insurance, or special fees for a certificate of insurance for Solarmax to be included as additional insured after reimbursement for such costs are submitted in writing and Solarmax fails to make reimbursement within forty-five (45) days;

(11) A court of competent jurisdiction enters an order, judgment, or decree appointing a receiver of the whole or any substantial part of such Party's assets, and such order, judgment or decree is not vacated or set aside or stayed within ninety (90) days from the date of entry thereof; or

(12) Under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of such Party's assets and such custody or control is not terminated or stayed within ninety (90) days from the date of assumption of such custody or control.

b. Termination. Upon an Event of Default by one Party, the other Party shall have the right, but not the obligation, to terminate or suspend this Agreement with respect to all obligations arising after the effective date of such termination or suspension (other than payment obligations relating to obligations arising prior to such termination or suspension).

c. Damages. The Parties acknowledge that given the complexity of the technology used by the Generating Facility and the volatility of energy markets, adequate damages in the event of Woodcrest's breach of contract will be difficult, if not impossible, to calculate. Consequently, the Parties agree that if an Event of Default by Woodcrest leads to termination of this Agreement, in order to compensate Solarmax for costs of termination and lost revenues associated with payments for Energy Output, incentives, Woodcrest's liability for damages hereunder shall include, in addition to any damages for lost revenue from regular payment of the Purchase Price: (i) all other damages which are incurred by Solarmax by such breach; and (ii) all other amounts then owing by Woodcrest to Solarmax hereunder. Further, Solarmax shall have the right (but not the obligation) upon uncured breach by Woodcrest, to forego continued ownership of the Generating Facility and to transfer to the same to Woodcrest by way of delivery of written notice thereof, upon receipt of which Woodcrest shall be obligated to assume full legal ownership of the Generating Facility and shall be liable to pay to Solarmax the cost thereof.

d. Costs. The defaulting Party shall be liable to reimburse the non-defaulting Party for such non-defaulting Party's expenses and costs relating to such Event of Default, including but not limited to reasonable attorneys' fees provided, however, that the hourly rate for attorney fees awarded to Solarmax shall not exceed the highest hourly rates paid by Woodcrest for legal services to outside counsel in the previous year.

e. No Waiver; Remedies Cumulative. Any waiver at any time by either Party of its rights with respect to an Event of Default under this Agreement, or with respect to any other matters arising in connection with this Agreement, shall not be deemed to be a waiver with respect to any subsequent default or other matter. Any waiver under this Agreement must be in writing. The rights and remedies of each of the Parties under this Section 14 shall be cumulative and in addition to the

rights of the Parties otherwise provided in this Agreement and at law or equity.

14. LIMITATION OF LIABILITY.

FOR BREACH OF ANY PROVISION OF THIS AGREEMENT FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED IN THIS AGREEMENT, THE RIGHTS OF THE NON-DEFAULTING PARTY AND THE LIABILITY OF THE DEFAULTING PARTY SHALL BE LIMITED AS SET FORTH IN THIS AGREEMENT, AS THE SOLE AND EXCLUSIVE FULL, AGREED-UPON AND LIQUIDATED DAMAGES, AND NOT AS A PENALTY, AND ALL OTHER DAMAGES OR REMEDIES ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED, OR IF A REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY NONEXCLUSIVE, THE NON-DEFAULTING PARTY SHALL HAVE THE RIGHT TO EXERCISE ALL RIGHTS AND REMEDIES AVAILABLE TO IT AT LAW OR IN EQUITY, PROVIDED, HOWEVER, THAT THE LIABILITY OF THE DEFAULTING PARTY SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND ALL OTHER DAMAGES AND REMEDIES ARE WAIVED. OTHER THAN WITH RESPECT TO ANY LIQUIDATED DAMAGES PROVIDED FOR UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT, CONTRACT OR OTHERWISE.

15. FORCE MAJEURE.

a. Excuse. If either Party is delayed in or prevented from performing or carrying out its obligations under this Agreement by reason of Force Majeure, such circumstance shall not constitute a breach hereunder, and such Party shall not be liable to the other Party for or on account of any loss, damage, injury, or expense resulting from, or arising out of, such delay or prevention; provided, however, that the Party encountering such delay or prevention shall use commercially reasonable efforts to remove the causes thereof (with failure to use such efforts constituting a breach hereunder).

b. Force Majeure Events. As used herein, the term "**Force Majeure**" shall include, without limitation, (i) sabotage, riots or civil disturbances, (ii) acts of God, (iii) acts of the public enemy, (iv) acts of vandalism, (v) terrorist acts affecting the Site, (vi) volcanic eruptions, earthquake, hurricane, flood, ice storms, explosion, fire, lightning, landslide or similarly cataclysmic occurrence, (vii) requirement by any applicable utility(ies) that the Generating Facility discontinue operation for any reason, (viii) appropriation or diversion of electricity by sale or order of any governmental authority having jurisdiction thereof, or (ix) any other action by any governmental authority which prevents or prohibits the Parties from carrying out their respective obligations under this Agreement. Economic hardship of either Party shall not constitute a Force Majeure under this Agreement. Force Majeure shall not include any diminution in the market value of renewable energy credits, abolishment or unavailability of net-metering with the applicable utility(ies), or strikes and labor disturbances of the Party experiencing that difficulty, and any such event shall not be grounds for modification, suspension or termination of this Agreement.

c. Early Termination by Solarmax. Solarmax shall have the right, but not the obligation, to terminate this Agreement prior to expiration of the Term without triggering the default provisions of this Agreement or any liability under this Agreement upon the occurrence of:

(1) An unstayed order of a court or administrative agency having the effect of subjecting the sales of Energy Output to federal or state regulation of prices and/or service; or

(2) Elimination or alteration of one or more incentives described under Section 5, above, or other change in law that results in a material adverse economic impact on Solarmax; or

(3) An annual level of direct beam solar resource availability that is less than or equal to ninety percent (90%) of historical averages as measured by long-term weather data (minimum of five (5) years) collected at the Site and/or other reliable calibrated and appropriate weather station representative of the Site; or

(4) Woodcrest's termination or material breach of any lease(s), license(s), and/or other agreement(s) entered into pursuant to Section 2.a.(2) of this Agreement prior to the expiration of the Term for any reason.

d. No Extension of Term. The Term shall not be extended by reason of Force Majeure.

16. RECORDS.

Each Party hereto shall keep complete and accurate records of its operations hereunder and shall maintain such data as may be necessary to determine with reasonable accuracy any item relevant to this Agreement. Each Party shall have

the right to examine all such records insofar as may be necessary for the purpose of ascertaining the reasonableness and accuracy of any statements of costs relating to transactions hereunder.

17. NOTICES.

Any notice required or permitted to be given in writing under this Agreement shall be mailed by certified mail, postage prepaid, returned receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by facsimile (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 17). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended, at its address set forth below:

If to Solarmax:

Jessie Chen
Solarmax Renewable Energy Provider, Inc.
3080 12th Street
Riverside, CA
E-Mail: jessiec@solarmaxtech.com

With Copy To:

Matthew M. Gorman
The Gorman Law Firm
1346 E. Walnut St., Suite 220
Pasadena, CA 91106
E-Mail: mgorman@gormanfirm.com

If to Woodcrest:

Scott Reynolds
Woodcrest Christian School
18401 Van Buren Boulevard
Riverside, CA 92508
E-Mail: mr.reynolds@wcss.org

With Copy To:

Jim Sullivan
Woodcrest Christian School
18401 Van Buren Boulevard
Riverside, CA 92508
E-Mail: mr.sullivan@wcss.org

All notices shall be deemed to have been received when delivered in person, sent by facsimile with electronic confirmation of successful transmission, or three days after being sent by registered or certified mail as provided above.

18. CONFIDENTIALITY.

All non-public information (including the terms of this Agreement and, in particular, the Purchase Price) provided by either Party to the other or which is identified by the disclosing Party in writing as confidential or proprietary information shall be treated in a confidential manner and shall not be disclosed to any third party without the prior written consent of the disclosing Party, which consent shall not be unreasonably withheld. Notwithstanding the preceding, this Section and the restrictions herein contained shall not apply to any data or documentation which is:

(1) Required to be disclosed pursuant to state or federal law, an order or requirements of a regulatory body or a court, after five (5) business days' notice of such intended disclosure is given by the disclosing Party to the non-disclosing Party or if five (5) business days' notice is not practical, then such shorter notice as is practical;

(2) Disclosed by a Party to an affiliate of such Party or in connection with an assignment permitted by Section 19, hereinbelow; or

(3) Is, as of the time of disclosure, public knowledge without the fault of the other Party.

19. ASSIGNMENT.

a. Consent. Neither party shall have the right to assign any of its rights, duties, or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

b. Financing. Notwithstanding any restriction on assignment operative by virtue of the foregoing subdivision of this Section 19, Solarmax shall have the unconditional right to assign its right, title and interest in and to this Agreement to its Authorized Assignee, and Woodcrest shall provide such cooperation and further assurances in connection with Solarmax's efforts to obtain debt and/or equity financing for the Generating Facility as may be reasonably requested by Solarmax. Without limiting the generality of the foregoing, within ten (10) days of Solarmax's written request, Woodcrest shall execute and deliver to Solarmax such written consent(s), estoppel certificate(s), and other necessary acknowledgments as may be reasonably requested by such financing parties or equity investors. (As used herein, an "**Authorized Assignee**" shall be any one or more of Solarmax's financing party(ies), investor(s), subsidiary(ies), or affiliated company(ies). Further, an Authorized Assignee may be any business entity established after the Effective Date which exists as a financing party, investor, subsidiary, or affiliate of Solarmax.)

20. Publicity

a. **Press Releases**. The Parties share a common desire to generate favorable publicity regarding the Generating Facility and their association with it. The Parties agree that they will, from time to time, issue press releases regarding the Generating Facility and that they will cooperate with each other in connection with the issuance of such releases including, without limitation, completed review of press releases proposed to be issued by the other Party by no later than four (4) business days after submission by such other Party. Each Party agrees that it shall not issue any press release regarding the Generating Facility without the prior consent of the other, and each Party agrees not to unduly withhold, condition or delay any such consent. Such agreement to work together in the release of all press releases is not intended to control, hinder or preclude other casual contact with the media by the parties.

b. **Information**. Notwithstanding the foregoing and subject only to the provisions on confidential information in Section 18 of this Agreement, Solarmax shall have the right to publish factual information related to the Generating Facility on its website (or the website of any affiliate) and through other forms of electronic media. Such information may include, but is not limited to, the location of the Generating Facility, the name of Woodcrest, and other features of the Generating Facility.

21. MISCELLANEOUS TERMS.

a. **No Set-Off**. Except as otherwise set forth herein, each Party hereby waives all rights to set-offs of amounts due hereunder. The Parties agree that all amounts due hereunder are independent obligations and shall be made without set-off for other amounts due or owed hereunder.

b. **Intellectual Property**. Nothing in this Agreement shall be construed to convey to Woodcrest a license or other right to trademarks, copyrights, technology or other intellectual property of Solarmax (or any affiliate of Solarmax).

c. **Binding Effect**. The terms and provisions of this Agreement, and the respective rights, privileges, duties and obligations hereunder of each Party, shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

d. **Amendments**. No modification of this Agreement shall be effective except by written amendment executed by the Parties; provided, however, that if Woodcrest has been notified that Solarmax has collaterally assigned any of its rights, duties or obligations under this Agreement to its financing providers, then the prior written consent of such financing providers is required as well.

e. **Counterparts**. This Agreement may be executed in counterparts, which shall together constitute one and the same agreement. Facsimile signatures shall have the same effect as original signatures and each party consents to the admission in evidence of a facsimile or photocopy of this Agreement in any court or arbitration proceedings between the parties.

f. **Other Agreements**. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes any other prior agreements, written or oral, between the Parties concerning such subject matter.

g. **Third Party Beneficiaries**. Nothing in this Agreement shall provide any benefit to any third party (other than Solarmax's financing parties) or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

h. **Severability**. Should any provision of this Agreement for any reason be declared invalid or unenforceable by final and non-appealable order of any court or regulatory body having jurisdiction, such decision shall not affect the validity of the remaining portions, and the remaining portions shall remain in full force and effect as if this Agreement had been executed without the invalid provision.

i. **Survival**. Any provision of this Agreement that expressly or by implication comes into effect or should remain in effect following the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including Article 13, 14, 15 and 19 hereof.

j. **Governing Law**. This Agreement shall be construed in accordance with the laws of the state of California (without regard to its conflict of laws principles).

22. LEGAL EFFECT OF CONTRACT.

a. **Forward Contract**. The Parties acknowledge and agree that the transaction contemplated under this Agreement constitutes a "forward contract" within the meaning of the United States Bankruptcy Code, and the Parties further

acknowledge and agree that each Party is a "forward contract merchant" within the meaning of the United States Bankruptcy Code.

b. No Lease. The Parties acknowledge and agree that, for accounting or tax purposes, this Agreement is not and shall not be construed as a capital lease and, pursuant to section 7701(e)(3) of the Code, this Agreement is and shall be deemed to be a service contract with respect to the sale to Woodcrest of electric energy produced at an alternative energy facility.

c. No Partnership. This Agreement is not intended, and shall not be construed, to create any association, joint venture, agency relationship or partnership between the Parties or to impose any such obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act as or be an agent or representative of, or otherwise bind, the other Party.

23. COOPERATION.

a. Additional Documents. Upon the receipt of a written request from the other Party, each Party shall execute such additional documents, instruments and assurances and take such additional actions (including assisting the other in obtaining any applicable permits) as are reasonably necessary to carry out the terms and intent hereof. Neither Party shall unreasonably withhold, condition or delay its compliance with any reasonable request made pursuant to this Section 32. Without limiting the foregoing, the Parties acknowledge that they are entering into a long-term arrangement in which the cooperation of both of them will be required.

b. Utility Rule Changes. The Parties acknowledge that adjustments in the terms and conditions of this Agreement may be appropriate to account for rule changes in the respective utility control areas, by the respective independent system operators, or their successors, that could not be anticipated at the date of execution of this Agreement or that are beyond the control of the Parties, and Woodcrest agrees to reasonably consider and accept Solarmax's proposal(s) regarding commercially reasonable amendments as may be reasonably required to comply therewith.

c. Dispute Resolution. Except as to those matters specified at Sections 4.b. and 24.d. herein, in the event that a dispute arises between the Parties in connection with this Agreement, the Parties agree that for a period of thirty (30) days, the Parties will attempt to resolve such dispute informally through meetings of senior executives of each of the Parties. If the dispute is not resolved after such thirty (30) day period, the Parties may pursue all rights available to each of them.

24. OWNERSHIP OF THE GENERATING FACILITY FOR TAX PURPOSES.

a. Generating Facility Ownership. It is the intent of the Parties that the Generating Facility be treated as personal property for all purposes. Woodcrest acknowledges and agrees that regardless of whether the Generating Facility, or any part thereof, is or becomes a fixture on the Premises, Solarmax is the exclusive owner and operator of the Generating Facility, and Woodcrest shall have no ownership interest in the Generating Facility or any equipment associated therewith. Solarmax and Woodcrest hereby agree and acknowledge that Woodcrest shall have no responsibility hereunder for operation or maintenance of the Generating Facility under this Agreement. Neither Woodcrest nor any party related thereto shall have the right or be deemed to operate the Generating Facility within the meaning of Section 7701(e)(4)(A)(i) of the Code. The Parties agree that Solarmax is the owner of the Generating Facility for all purposes, including without limitation all purposes under the Code. Solarmax shall be entitled to, and is hereby authorized to, file one or more precautionary UCC financing statements or fixture filings in such jurisdictions as it deems appropriate with respect to the Generating Facility in order to provide notice of its ownership of the Generating Facility.

b. Financial Burden. Notwithstanding any provision to the contrary under this Agreement, neither Woodcrest nor any Person related to Woodcrest shall bear or be deemed to bear any significant financial burden if there is nonperformance by Solarmax under this agreement, as the phrase "any significant financial burden if there is nonperformance" is used in section 7701(e)(4)(A)(ii) of the Code.

c. Financial Benefit. Notwithstanding any provision to the contrary under this Agreement, neither Woodcrest nor any Person related to Woodcrest shall receive or be deemed to receive any significant financial benefit if the operating costs of the Generating Facility are less than the standard of performance and/or operation set forth in this Agreement, as the phrase "significant financial benefit if the operating costs of the Generating Facility are less than the standards of performance or operation" is used in Section 7701(e)(4)(A)(iii) of the Code.

d. Reformation. The Parties intend that this Agreement shall qualify as a contract or arrangement between a service provider and a service recipient with respect to the sale to the service recipient of electrical energy produced at an alternative energy facility, in conformance with the provisions of Section 7701(e)(3)(A)(i)(II) of the Code. To the extent any provision of this Agreement would operate to frustrate such intent, the Parties agree that such provision shall, if and to the extent feasible, be reformed so as to conform with such provisions of the Code (a "**Reformation**"). The Parties further agree that any such

Reformation shall be automatic and self-executing upon discovery of the conflicting provision, and any such Reformation shall be retroactive to the Effective Date, as if the provisions so Reformed were in effect upon the Effective Date. In the event of a Reformation: (i) the Parties shall undertake all actions, execute all agreements, give all acknowledgments and approvals, and otherwise undertake any and all other actions as may be reasonably necessary to put the Reformation into full force and effect; and (ii) any dispute between the Parties regarding actions necessary to perfect a Reformation, and/or whether a Reformation is necessary or has occurred, shall be determined by resort to arbitration pursuant to the *Streamlined Arbitration Rules & Procedures* of JAMS (understanding, however, that neither Party otherwise consents hereby to adjudicate any other dispute(s) arising under the Agreement by arbitration except as may otherwise be provided herein).

25. CONFLICTS OF INTEREST

The Parties hereby acknowledge that (i) THE GORMAN LAW FIRM ("**GLF**") has represented Solarmax in connection with the drafting of this Agreement, (ii) that Woodcrest has been advised to seek independent counsel in connection with such matter, and (iii) that GLF does not represent any Party other than Solarmax either directly or indirectly.

26. AUTHORITY

By his/her signature to this Agreement below, each individual signing this Agreement represents that: (i) he/she has read and understands this Agreement (including any and all attachments and/or exhibits to this Agreement); (ii) he/she is authorized to sign this Agreement on behalf of the Party for which he/she is signing; and (iii) the Party which he/she is signing for has given any and all necessary approvals sufficient for this Agreement to be executed by such Party.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Solar Power Purchase Agreement as of the day and year first above written.

SOLARMAX RENEWABLE ENERGY PROVIDER, INC.

Dated: 3/5/2019

By: DocuSigned by: Guthrie Raimondo
Guthrie Raimondo

Title: Director of Sales

WOODCREST CHRISTIAN SCHOOL

Dated: 3/5/2019

By: DocuSigned by: Jim Sullivan
Jim Sullivan

Title: Superintendent

EXHIBIT A

Generating Facility Description and Components

The Generating Facility shall be comprised of the following components:

- SOLAR PHOTOVOLTAIC PANELS:................(1,578) Sunspark SST-300W solar panels
- INVERTERS:.. (7) Solectria PVI 60kW-600 inverters
- CARPORT STRUCTURES:...............................Structural support for solar panel system
- BATTERY ENERGY STORAGE SYSTEM:........ (1) Energport 350kW/700kWh battery energy storage system
- ANCILLARY EQUIPMENT:...............................Balance of system components

Estimated production of the solar photovoltaic components of the Generating Facility is as follows:

General Information
Facility: 7th-12th Grade
Address: 18401 Van Buren Boulevard Riverside CA 92508

Solar PV System Rating
Power Rating: 473,400 W-DC
Power Rating: 418,737 W-AC-CEC

Solar PV Equipment Description
Solar Panels: (1578) SunSpark SST-300W
Inverters: (7) Solectria PVI 60kW-600

Solar PV Equipment Typical Lifespan
Solar Panels: Greater than 30 Years
Inverters: 15 Years

Energy Consumption Mix
Annual Energy Use: 791,239 kWh


Utility 41,462 kWh (5.24%)
Solar PV 749,777 kWh (94.76%)


Monthly Energy Use vs Solar Generation
100,000
80,000
60,000
40,000
20,000
0
Energy (kWh)
1/5 - 2/5
2/5 - 3/5
3/5 - 4/5
4/5 - 5/5
5/5 - 6/5
6/5 - 7/5
7/5 - 8/5
8/5 - 9/5
9/5 - 10/5
10/5 - 11/5
11/5 - 12/5
12/5 - 1/5
Energy Use (kWh)
Solar Generation (kWh)

NOTE: Tables and data above are estimates only; energy production is warranted or guaranteed by Solarmax.

Estimated performance of the battery energy storage system of the Generating Facility is as follows:

General Information
Facility: 7th-12th Grade
Address: Riverside CA 92508

ESS System Ratings
Energy Capacity: 700.0 kWh
Power Rating: 350.0 kW

ESS Equipment Description

Battery Banks:	350kw/700kWh Energy Storage System
Inverters:	350kw/700kWh Energy Storage System

ESS Equipment Typical Lifespan
Battery Banks: 15 Years
Inverters: 15 Years

Energy Storage Annual Utilization


200
150
100
50
0
Days Per Year
0 - 20%
20 - 40%
40 - 60%
60 - 80%
80 - 100%
Max Utilization Rate

Energy Output and Demand Savings From Solar PV and Energy Storage				
Date Range	ESS Energy Discharge	Solar PV Generation	ESS Energy as % of PV Energy	Total Demand Savings
1/5/2018 - 2/5/2018	6,053	44,460	13.61%	$4,557
2/5/2018 - 3/5/2018	9,924	41,359	23.99%	$5,696
3/5/2018 - 4/5/2018	15,741	67,573	23.29%	$3,399
4/5/2018 - 5/5/2018	16,192	74,264	21.80%	$4,766
5/5/2018 - 6/5/2018	13,980	82,285	16.99%	$5,660
6/5/2018 - 7/5/2018	17,790	82,312	21.61%	$7,682
7/5/2018 - 8/5/2018	17,246	82,798	20.83%	$11,801
8/5/2018 - 9/5/2018	9,120	77,068	11.83%	$14,726
9/5/2017 - 10/5/2017	13,281	64,968	20.44%	$12,241
10/5/2017 - 11/5/2017	10,308	53,923	19.12%	$5,547
11/5/2017 - 12/5/2017	13,090	42,901	30.51%	$5,324
12/5/2017 - 1/5/2018	11,560	35,866	32.23%	$5,100
-	154,285	749,777	20.58%	$86,497

NOTE: Tables and data above are estimates only; energy production is warranted or guaranteed by Solarmax.

EXHIBIT B

Site Description and Location for Generating Facility

(*attached*)

DocuSign Envelope ID: 219B6DD1-77DC-43EF-A1D9-9034C5EDF2C5



Solar MAX
Technology Inc.

EXHIBIT C

EPC TERMS

ARTICLE 1 - DEFINITIONS

1.1 - Definitions.

Capitalized terms used herein shall have the meanings set forth in the Agreement and as stated under Article 12, below. Further, the term "**Contractor**" herein refers to Solarmax; and the term "**Owner**" herein refers to Woodcrest.

1.2 - Licensure.

Contractor is a licensed contractor in the State of California, holding Contractor State License Board License No. **972048**.

ARTICLE 2 - REPRESENTATIONS

2.1 - Representations by Contractor

Contractor represents that:

2.1.1 Organization and Qualification. Contractor is a California corporation duly organized and validly existing under the laws of State of California. Contractor has all necessary power and authority to carry on its business as presently conducted and to enter into and perform its obligations under the Agreement.

2.1.2 Authorization, approvals, no defaults. The execution, delivery and performance of the Agreement by Contractor (1) has been duly authorized by all requisite company action, (2) to the best of Contractor's knowledge will not conflict with any provisions of applicable Law, and (3) will not conflict with any legal or contractual obligation to which it is a party or by which it or its property is affected.

2.1.3 Enforceability. The Agreement constitutes the legal, valid and binding obligation of Contractor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting creditors' rights generally.

2.1.4 Legal proceedings. There is no action, suit or proceeding, at law or in equity, or official investigation by or before any governmental authority, arbitral tribunal or any other body pending or, to the knowledge of Contractor threatened, against or affecting Contractor or any of its properties, rights or assets, which could reasonably be expected to result in a material adverse effect on Contractor's ability to perform its obligations under the Agreement or on the validity or enforceability of the Agreement.

2.1.5 Site Inspection. Contractor and Contractor's agents and representatives have visited, inspected and are familiar with the Site, its physical condition, roads, access rights, utilities, topographical conditions and air quality conditions, except for unusual or unknown surface or subsurface conditions, or unusual or unknown soil conditions, and are familiar with the local and other conditions which may be material to Contractor's performance of its obligations under the Agreement (including, but not limited to transportation, seasons and climates, access, the handling and storage of materials and fuel and availability and quality of labor and materials).

2.1.6 Necessary Rights. Contractor owns or will obtain the legal right to use all patents, rights to patents, trademarks, copyrights and licenses necessary for the performance by Contractor of the Agreement and the transactions contemplated hereby, without any material conflict with the rights of others.

2.1.7 Qualification. Contractor (including where applicable, through its relationships with Subcontractors and its Affiliates) possesses the know-how and wherewithal to oversee the design, engineering, procurement and construction work needed to complete construction of the Facility.

2.2 - Representations by Owner.

Owner represents that:

2.2.1 Organization and qualification. Owner is a California non-profit religious organization duly organized and validly existing under the laws of the State of California. It has all necessary power and authority to carry on its business as presently conducted, to own or hold its properties, and to enter into and perform its obligations under the Agreement.

2.2.2 Authorization, approvals, no defaults. The execution, delivery and performance of the Agreement by Owner (1) has been duly authorized by all requisite company action; (2) to the best of Owner's knowledge will not conflict with any provisions of applicable Law, and (3) will not conflict with any legal or contractual obligation to which it is a party or by which it or its property is affected.

2.2.3 Enforceability. The Agreement constitutes the legal, valid and binding obligation of Owner in accordance with

its terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting creditors' rights generally.

ARTICLE 3 - THE WORK

3.1 - Scope of Work. Contractor shall provide or perform the Work or cause the Work to be provided or performed, in accordance with the terms of the Agreement. Without limiting the foregoing, the Work shall include conducting, performing, providing or procuring when and as necessary to permit progress of the Work to proceed in accordance with the Project Schedule:

3.1.1 all design and engineering activities and services necessary to conduct the Work and complete the Facility in accordance with the Agreement and Contractor's obligations under the Facility Lease;

3.1.2 all design and engineering activities and services necessary to obtain all required permits for the construction and operation of the Facility;

3.1.3 all construction activities and services necessary to conduct the Work and complete the Facility in accordance with the Agreement (including Site preparation, excavation and grading and proper disposal of all excavated materials if and as required in connection with performance of the Work);

3.1.4 all materials necessary to conduct the Work and complete the Facility in accordance with the Agreement (including all necessary transport thereof);

3.1.5 all work forces necessary to conduct the Work and complete the Facility in accordance with the Agreement (including all skilled and unskilled labor, supervisory, quality assurance and support service personnel);

3.1.6 all documents required to direct Owner' personnel in the proper start-up, operation and maintenance of the Facility, including, without limitation, the Equipment Instruction Manual and all as-built drawings and as-built wiring diagrams (in CD-ROM format capable of generating reproducible hard copies, stamped by an Architect/Engineer registered in the State of California.

3.1.7 all training of Operator adequate to allow Operator to assume responsibility for dispatch and control of the Facility;

3.1.8 all other activities, services and items if such performance, provision or procurement is necessary for a complete and operable Facility; provided, that Contractor shall not be responsible for performing, providing or procuring those activities, services and items for which Owner bear express responsibility pursuant to Article 5;

3.1.9 all design, engineering, materials, work forces needed to perform the Acceptance Tests; and

3.1.10 all activity necessary to enable Contractor to achieve the agreed date of completion.

ARTICLE 4 - CONTRACTOR'S RIGHTS AND RESPONSIBILITIES

4.1 - Engineering, Procurement and Construction of the Facility; Performance of the Work. Contractor, on behalf of the Owner, shall act as the general contractor for the Project and shall be solely responsible for the engineering, procurement and construction of the Work, including, without limitation, the overall oversight and coordination of construction of the Facility in accordance with: (a) the Specifications; (b) the Authorizations for the Facility; (c) the terms of the Agreement; (d) the Traffic Control Plan, the Safety Plan and the Security Plan; and (e) all applicable Laws. Contractor shall coordinate the activities of Engineer, PM/CM, the Prime Subcontractors, the Safety Director, the QA/QC Director and other persons providing labor and materials to the Project to design, engineer and procure the equipment and materials for and complete the construction of the Facility and act as the interface between the Owner and such persons all in accordance with applicable Law and Good Utility Practice.

4.2 - Retention of Qualified Subcontractors and Suppliers Contractor may subcontract any portion of the Work to one or more Subcontractors and Suppliers.

4.2.1 Project Engineer. Contractor shall retain an engineer for the Project ("Engineer") or perform the duties of the Engineer. Engineer or Contractor shall be retained under a separate Engineer's Contract. The Engineer's Contract shall include, among other terms and conditions: (a) the requirement that Engineer dedicate a competent team of professionals to perform the services required under Engineer's Contract and keep that team available to the Project for the duration of Engineer's Contract (which shall not end prior to the Commercial Operation Date); and (b) commercially reasonable levels of professional liability insurance protecting against errors and omissions of Engineer and Engineer's employees and agents. Engineer shall have the primary design responsibilities with respect to the Project. Engineer's role and responsibilities shall be more particularly set forth in Engineer's Contract. If Contractor undertakes to perform the duties of the Engineer, Contractor shall have the same obligations defined for inclusion in the Engineer's Contract.

4.2.2 Project Manager/Construction Manager. Contractor shall retain the project manager/construction manager

for the Project ("PM/CM") or perform the duties of the PM/CM. PM/CM or Contractor shall be retained under a separate PM/CM's Contract. At a minimum, the PM/CM's Contract shall obligate the PM/CM to (a) create and update the Project Schedule, subject to Owner's approval; (b) monitor and oversee the performance of all Subcontractors and suppliers to keep the Project moving towards completion in accordance with the Project Schedule; (c) review and recommend whether to pay of all invoices submitted by Project suppliers and Subcontractors and review the work related thereto, to confirm that the work for which payment is requested has been performed; (d) inspect the Work as completed to confirm that it was constructed in accordance with the Specifications and performed to the required standard of care; (e) comply with the Safety Plan; and (f) inform Contractor and the Owner regarding the progress and quality of the Work, as necessary to enable them to perform their respective functions under the Agreement. PM/CM shall further have the role and responsibilities with respect to the Project, as are more particularly set forth in the PM/CM's Contract. The PM/CM's Contract shall make a portion of PM/CM's compensation subject to achieving certain Project goals, including timely completion of the Work and completion of the Work within the Project budget. The PM/CM's Contract shall further obligate the PM/CM to carry commercially reasonable amounts of professional liability insurance.

4.2.3 Major Equipment Suppliers. Contractor, with the assistance of PM/CM, will select the persons to supply the major equipment systems for the Project. (collectively, the "Major Equipment Suppliers"). Contractor and PM/CM, after consultation with Owner, will select the Major Equipment Suppliers through a process that evaluates, among other things, the cost, performance specifications, environmental impact, performance history, and demonstrated performance of their installed equipment. Contractor will negotiate commercially reasonable forms of contracts with the Major Equipment Suppliers, which forms shall include commercially reasonable terms and conditions, including warranties, performance guarantees and liquidated damages.

4.2.4 Prime Subcontractors. Contractor shall retain the major construction subcontractors ("Prime Subcontractors") for the Project. Contractor, with the assistance of PM/CM, will select the Prime Subcontractors by an evaluation process that evaluates potential candidates based upon relevant criteria, including experience, reputation, and demonstrated success in relevant construction projects. The contracts between Contractor and the Prime Subcontractors (the "Prime Subcontractor Contracts") shall provide for payment to the Prime Subcontractors on a cost-plus incentive basis, with the Prime Subcontractors given incentives for completing the Project on time, within budget, and with good safety records. Each Prime Subcontractor Contract shall also give Contractor the right to inspect and review that Prime Subcontractor's audited financial statements, payroll records and other relevant information related to its invoices to Contractor.

4.2.5 Quality Control/Quality Assurance. Contractor shall retain a qualified person or firm to be responsible for quality control and quality assurance of the completed Work (the "QA/QC Director"), subject to the approval of Owner, not to be unreasonably withheld. The QA/QC Director shall be responsible, among other things, for developing procedures for testing materials, the oversight of materials testing, inspecting field assembled equipment (such as quality control of welding procedures and welding testing), verifying QA/QC of materials used in the manufacture of major equipment and verifying that all equipment and materials delivered to the Site meet the specifications of Engineer. The QA/QC Director shall report to PM/CM, Contractor and the Owner on a biweekly basis, or more frequently as needed. The role and specific responsibilities of QA/QC Director with respect to the Project shall be more particularly set forth in the agreement between Contractor and QA/QC Director (the "QA/QC Contract").

4.2.6 Safety Director. Contractor shall retain a qualified person or firm to serve as the safety director for the Project (the "Safety Director"), subject to the approval of Owner, not to be unreasonably withheld. If required by either Owner's or Contractor's insurance provider, such Safety Director shall have the qualifications and authority necessary to support the issuance of the required insurance for the Project. The Safety Director shall be responsible to observe and enforce safe practices at the Site and related support facilities and shall report to PM/CM, Contractor and the Owner on a biweekly basis. The role and responsibilities of the Safety Director shall be more particularly set forth in the agreement between Contractor and the Safety Director (the "Safety Contract").

4.3 [RESERVED].

4.4 Investigation of the Site.

4.4.1 Contractor acknowledges that it has reviewed the Site and has made reasonable efforts to investigate the physical conditions affecting the Site, consistent with the access that has been to Contractor and its agents.

4.4.2 Contractor shall ascertain the nature of the Site consistent with the access that Owner has granted to Contractor and its agents and the general and local conditions that may affect the Site and the cost of making the Site fit for the construction of the Facility, provided however, that Contractor makes no representation or warranty as to (a) any environmental matters that may exist, including without limitation, any surface or subsurface contamination at the Site, except such surface or subsurface contamination found in soil boring testing and subsurface water testing previously conducted by or on behalf of Contractor; (b) the use or contents of any of the buildings that Contractor has been asked to demolish or remove from the Site, except such use or contents revealed by soil boring testing and subsurface water testing previously conducted by or on behalf of Contractor; (c) any subsurface conditions of the Site; (d) any matters not disclosed

in Owner-provided drawings or other information provided to Contractor by Owner on which Contractor has reasonably relied; or (e) any conditions at any off-Site areas or facilities previously provided by Owner with respect to the Facility.

4.4.3 Except for environmental conditions and subsurface or other conditions that could not have reasonably been discovered by a reasonable inspection of the Site within the scope of access afforded Contractor by Owner, Contractor is responsible for accommodating all Site conditions in the Specifications for and construction of the Facility, regardless of when the Site condition is discovered, but shall not be responsible for (a) subsurface or other conditions that could not be discovered by a reasonable inspection of the Site, consistent with the limitations on access provided by Owner; (b) any conditions of the off-Site lay down areas, the Soil Disposal Area, the Easement Areas or other staging areas for the Work provided by Owner, except to the extent that such conditions were disclosed by the drawings and other information provided by Owner to Contractor. Notwithstanding a failure by Contractor to perform its Site investigation due diligence consistent with the access Owner has granted under this Section 4.4, Contractor (except as expressly provided otherwise in Section 7.2.4 of the Agreement) shall be responsible for successfully constructing the Facility without adjustment of the Payment Terms.

4.5 - Hazardous Substances; Erosion.

4.5.1 Contractor shall be responsible for assuring that all Hazardous Substances transported to or from, moved, or used or stored upon, the Site in connection with Contractor's performance of its obligations under the Agreement are transported, moved, used or stored in accordance with applicable Law. Contractor shall further assure that all Hazardous Substances are disposed of in accordance with applicable Law. Any costs of clean up, transportation, treatment, storage or disposal of Hazardous Substances, other than those Hazardous Substances identified in the soil boring testing and subsurface water testing previously conducted by or on behalf of Contractor, that were on or under the Site prior to the commencement of the Work shall be the sole responsibility and expense of Owner.

4.5.2 Contractor shall be responsible for assuring that all waste generated in the performance of its obligations under the Agreement and all waste transported to or from, moved or used or stored upon the Site by Contractor or any other person for whom Contractor is responsible, within the scope of Contractor's performance of the Agreement, is handled in accordance with applicable Law. Contractor shall cause the affected Subcontractors to manage and dispose of the waste in compliance with applicable Law and Good Utility Practice.

4.5.3 Contractor shall be responsible to see that all sedimentation, erosion control, and siltation within or adjacent to the Site caused by Subcontractors is conducted in accordance with applicable Law. In the event Contractor fails to prevent such sedimentation, erosion or siltation from occurring in violation of applicable Law, Owner shall have the right, after notifying Contractor and providing it an opportunity to cure of not less than three (3) Business Days, to correct such pollution or siltation. All expenses incurred by the Owner in the course of such correction shall be credited against payments owed to Contractor.

4.6 Compliance with Laws In carrying out its duties hereunder, Contractor shall comply with all applicable Laws, including without limitation, all Laws relating to health, safety or the protection of the environment. Owner shall have no responsibility for any costs of environmental compliance or remediation to the extent caused by the negligent acts and omissions or intentional or willful misconduct of Contractor or any of Contractor's employees or agents, including, without limitation, all Subcontractors and Suppliers.

4.7 Traffic Control Plan. Contractor shall work together with Owner to develop a comprehensive traffic control plan for the Project ("Traffic Control Plan"), to assure all persons supplying the Work prompt and safe access for deliveries to the Site, while minimizing disruption to the surrounding area its regular activities or scheduled events. Without limitation, the Traffic Control Plan shall provide, as required by the surrounding areas and its activities: (a) for off-site parking for construction personnel and transport of such personnel to the Site; (b) a general prohibition on deliveries of Major Equipment to the Site during the hours of __________; (c) that Contractor shall use its reasonable efforts to arrange for deliveries of Major Equipment __________; and (d) that it shall be consistent with any traffic control requirements set forth in any Governmental Authorization. Owner shall use good faith efforts to assist Contractor in the development of this plan and to assist in gaining for Contractor access to roads and other transportation facilities necessary for timely and cost-effective completion of the Project. When available, the draft traffic control plan shall be presented to Owner for review and approval. Contractor acknowledges that it has studied the Site, railroads, surrounding streets and highways and Contractor can transport all equipment to the Site and all costs associated with the transportation and unloading of the equipment are included in the Payment Terms, provided that access to the Site is available to Contractor and the Subcontractors at all reasonable times and in accordance with the Traffic Control Plan. Contractor shall provide to Owner its proposed Traffic Control Plan no later than 30 days following the date of the Agreement. The Parties shall use their good faith efforts to finalize the Traffic Control Plan no later than 60 days following the date of the Agreement.

4.8 Safety Plan. Contractor, in conjunction with PM/CM, Safety Director and the Prime Subcontractors for the Project shall develop a comprehensive safety plan to establish and maintain appropriate safety rules and procedures in connection with the performance of the Agreement (the "Safety Plan"). Such Safety Plan shall require, among other things that Contractor

and Owner satisfy any safety requirements of the insurers for the Project. Contractor shall provide to Owner its proposed Safety Plan no later than 45 days prior to the start of construction, but in any case no later than__________. The Parties shall use their good faith efforts to finalize the Safety Plan no later than 15 days prior to the start of construction.

4.9 Security Plan. Contractor shall establish appropriate security measures to maintain the security of the Site and protect the Work in progress (the "Security Plan"). The Security Plan shall comply with all requirements of the insurers for the Project, shall address the reasonable concerns of the University and shall, at a minimum require that Contractor shall cause to be erected (as required by the nature and activities of the surrounding areas) temporary chain link fencing, and temporary security lighting to secure the Site and lay down areas. Contractor shall provide to Owner its proposed Security Plan no later than 30 days following the date of the Agreement. The Parties shall use their good faith efforts to finalize the Security Plan no later than 60 days following the date of the Agreement.

4.10 Construction and Storage Confined to Permitted Areas. Contractor and the Subcontractors and suppliers shall confine construction activities and storage to the Site, to the area (if any) designated by Owner for soil disposal (the "Soil Disposal Area"), to temporary and permanent easements that are reasonably necessary for the construction, operation, maintenance and repair of the Project and support facilities for the Project, that have been provided or are in the future provided by Owner (the "Easement Areas") and to other areas that may hereafter be provided by Owner or other persons for such purposes.

4.11 Construction Office; Records. Contractor shall maintain a temporary construction office at the Site during the course of construction of the Facility. Contractor shall maintain at such office a copy of the Specifications, together with construction-related drawings that are developed during the course of the Project. Contractor agrees to provide space for the Safety Director in the temporary construction office. Contractor agrees to remove the temporary construction office from the Site within six months after the Commercial Operation Date. Contractor shall further maintain an office off the Site, which during the Term of the Agreement and the 24 months following the Commercial Operation Date shall serve as a repository for all documents relating to the Project. Contractor shall provide Owner full access to such records during regular business hours in accordance with the procedures set forth in Section 5.4.4.

4.12 No Liens. Contractor shall be responsible to see that all equipment and materials incorporated into the Work that are purchased by Contractor or by any Subcontractor to the Project shall not be subject to any chattel mortgage, conditional sales contract, or security agreement under which an interest or lien is retained; provided, however, that such equipment and materials may be subject to the security interest of the vendor, to secure the payment of the purchase price of the affected equipment and materials, so long as such security interest is terminable upon payment in full and Contractor causes good title to such equipment and materials, free and clear of such security interest to be conveyed to Owner on or before the date of Final Payment. Contractor shall, as a condition precedent to payment, provide lien waivers to Owner before final payment is required to be made by Owner.

4.13 Compliance with Authorization Requirements. Contractor will familiarize itself with and comply with any applicable requirements of all Government Authorizations for the Facility, including without limitation, requirements pertaining to environmental protection, noise abatement, erosion, traffic control, and parking.

4.14 Patents .Contractor shall, at its sole expense, pay or use reasonable efforts to ensure that its Subcontractors and Suppliers pay all royalties, license fees or other costs incident to their use in the performance of the Work of any invention, design, process, product, or device that is the subject of patent rights or copyrights held by others.

4.15 Inspections; Defective Work. Contractor shall communicate regularly with PM/CM regarding PM/CM's inspection of completed portions of the Work for conformity with the Specifications and for freedom from defects. Contractor shall accompany PM/CM on such inspections as necessary under the circumstances. In the event that PM/CM notifies Contractor of defective work that: (a) has the potential to have a material impact on the Cost of the Work or the Project Schedule; or(b) indicates a systemic problem (i.e., a persistent, widespread and/or material problem for the Project) with any piece of equipment, any portion of the Work, or the performance of any Major Equipment Supplier or Subcontractor, Contractor shall within 3 Business Days notify and provide relevant information to the Owner. Such information shall include the nature and extent of the problem, the cost and delay associated with the defective Work (if known), and the steps that Contractor and PM/CM are taking to remedy the defective performance, including any remedies that they are pursuing under the applicable contract.

4.16 Contractor Responsibility to Owner. Contractor covenants that in carrying out its duties on behalf of Owner under the Agreement, Contractor will at all times proceed in accordance with Good Utility Practice, will protect the interests of Owner in any dealings with Contractor's affiliates .

4.17 Facility Start Up and Acceptance Testing. Contractor shall be responsible for coordinating all tasks and responsibilities associated with Acceptance Testing and Facility Start Up.

4.18 Other Authorizations. Except for the Governmental Authorizations, Contractor shall be required to obtain all other Authorizations (*e.g.*, street opening permits, plumbing permits, etc.) required for the performance of the Work.

4.19 Confidentiality. Contractor shall make available to Owner any record produced or collected under the Agreement.

Owner agrees to treat as confidential materials that Contractor reasonably identified, and clearly designated, as confidential. Owner agrees that if it shall receives an order (in whatever form) compelling it by Law to disclose any such confidential record produced or collected under the Agreement, it shall (to the extent permitted by Law) afford Contractor, and any Subcontractors who were the source of the requested record, notice of such request to afford Contractor or such others an opportunity to contest the order.

4.20 Insurance. Contractor shall obtain and maintain insurance as follows:

A. INSURANCE DURING CONSTRUCTION

The Parties shall maintain insurance during construction as follows:

1. Owner shall use their best efforts to procure and establish an Owner Controlled Insurance Program ("OCIP") to insure against the Project construction risks normally covered by the following types of insurance policies: (a) Subcontractor's workers compensation insurance; (b) Subcontractor's comprehensive third party legal liability insurance; and (c) Contractor's comprehensive third party legal liability. The OCIP shall include completed operations coverage. If such insurance can be obtained at reasonable cost, Owner shall procure such insurance at its expense; provided, however, that such OCIP expenses shall be deemed to be included in the Payment Terms unless the expense of such OCIP, including without limitation premium cost and administration expense, exceeds the amounts budgeted for the corresponding insurance coverages in the estimated Project budget.

2. In the event an OCIP is not available to Owner or in the event Owner determines that an OCIP is prohibitively expensive for the Project, then Contractor shall purchase and maintain and/or cause its Subcontractors (except for subcontracts involving less than $100,000) to purchase the following types and amounts of insurance:

a. Comprehensive third-party legal liability insurance and other such insurance as is appropriate for performance of the Agreement. Such insurance shall include, but not be limited to, protection from the following occurrences:

b. Claims arising from Worker's Compensation statutes or similar employee benefit acts, or third-party legal liability claims arising from bodily injury, sickness and disease, or death of employees. The minimum limits of such coverage shall be as required by Law.

c. Third-party legal liability claims against Contractor arising from its operations and the operations of Subcontractors with such protection extended to provide comprehensive coverage, including personal injury, completed operations, explosion and collapse hazard, and underground hazard. The minimum combined limit for personal injury and property damage liability shall be one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate.

d. Third-party legal liability claims arising from bodily injury and/or damage to property of others from the ownership, maintenance or use of any motor vehicle, both on-site and off site. The minimum combined limit for personal injury and property damage liability shall be one million dollars ($1,000,000) per occurrence.

3. Owner shall purchase and maintain property insurance (Builder's Risk) covering the Project, including improvements to real property, as well as goods and materials on the Premises which are to be incorporated into the Project. Such property insurance shall be for the full insurable value of the property covered and shall be written on an "All Risk" basis covering physical loss and damage including theft, vandalism and malicious mischief, collapse, water damage, and such other perils as may be applicable to a Project. Such insurance shall include the interest of Owner, Contractor, and all Subcontractors as their interests may appear.

4. Contractor shall purchase and maintain excess liability /umbrella liability insurance on an occurrence basis covering claims in excess of, and following the terms of, the insurance set forth in this Article with a one million dollars ($1,000,000) minimum limit per occurrence and two million dollars ($2,000,000) annual aggregate limit. All insurance required by the Agreement shall be purchased and maintained with a company or companies lawfully authorized to do business in the State of California. Such insurance shall be for limits of liability as specified for the Project or legally required, whichever is greater.

5. All required insurance policies shall be endorsed to provide 30 days prior written notice by certified mail, of any material change, cancellation, or non-renewal to Owner. Proof of the required insurance and endorsements shall be made by submission to Owner, prior to commencement of a Project, of certificates of insurance and endorsements satisfactory to Owner. All required insurance shall be maintained until Owner has accepted the Project and Final Payment has been made.

ARTICLE 5 - OWNER' RIGHTS AND RESPONSIBILITIES

5.1 [RESERVED]

5.2 Owner's Responsibilities During the Project. Owner shall:

5.2.1 Make payment of the Cost of the Agreement.

5.2.2 Require employees and agents to abide by all rules applicable to the Site and the Facility, including but not limited to rules pertaining to safety, security procedures or requirements, and designated entrances.

5.2.3 Reasonably cooperate with Contractor and provide any other assistance reasonably necessary to enable Contractor to perform the Work as required hereunder.

5.2.4 Provide adequate temporary construction easements and permanent easements for the Facility and any necessary support facilities for the Facility.

5.2.5 At all times promptly respond, including making appropriate representatives available with decision-making authority, to any reasonable requests by any of the Parties to the Agreement for meetings, for review and comments regarding relevant documents provided to them for review and comment.

5.2.6 At all times, use commercially reasonable efforts to proceed in a manner that supports the Project Schedule.

5.2.7 Promptly take all actions reasonably requested by Contractor to assist Contractor in obtaining any Authorizations for the Facility.

5.2.8 Not unreasonably withhold their support from other actions reasonably requested by Contractor to promote the timely completion of the Facility or to promote the completion of the Facility within the Project budget.

5.3 Denial of Authorizations. Subject to the specific rights and obligations of the Parties set forth in Section 7.2.4 and Article 14, if Contractor or Owner is denied a required Authorization, or any such Authorization is obtained but contains restrictions, qualifications or conditions that would have a material adverse impact on the benefits or obligations of the Parties under the Agreement, the Parties agree to use commercially reasonable efforts, within 30 days of the denial of the required Authorization or issuance of the unduly restrictive Authorization, to reform the Agreement, or to take other mutually agreeable actions (including, for example and without limitation, one Party indemnifying or making whole the other Party), that provide each Party with economic or other benefits that are substantially equivalent to those set forth in the Agreement. If the Parties are unable to so reform the Agreement or agree upon other mutually acceptable arrangements, Section 13.5 (Force Majeure; Failure of Authorizations) shall apply.

5.4 Owner's Additional Rights and Responsibilities. In addition to its responsibilities as Owner under Section 5.2 of the Agreement, Owner shall have the following responsibilities with respect to the Project:

5.4.1 Financing. Owner will take all actions necessary to obtain the financing it needs to enable it to satisfy its payment obligations under the Agreement.

5.4.2 Inspection of Contractor's Records. At any time from the execution of the Agreement to 7 years after the Final Completion Date, Contractor (or an Affiliate of Contractor duly designated as the custodian of Contractor's books and records) shall, upon reasonable prior notice from Owner with respect to the subject matter and schedule, provide a designated representative of Owner during normal business hours with such reasonable access to Contractor's books and records as is reasonably necessary to enable the person providing notice to review Contractor's costs incorporated into the Cost of the Work and Contractor's calculation thereof. Such review shall be at the cost and expense of the person(s) conducting the review. In conducting such review, the person(s) reviewing such books and records shall follow reasonable security procedures designed to protect against the release of trade secrets and other confidential information.

5.4.4 Owner's Right to Inspect Work. Owner and its agents and employees shall, upon reasonable prior notice to Contractor and subject to adherence to the safety procedures and other procedures and requirements applicable to the Site (including without limitation, and such procedures and requirements established in connection with any insurance coverage obtained in connection with the Project), have access to inspect all Work; provided, however, that any inspection of the Work shall be conducted at a reasonable time and in a manner that does not delay or increase the Cost of the Work by disrupting the Work. Contractor shall have the right to condition such inspection upon the persons conducting the inspection observing procedures to preserve the safety and security of the Site and to comply with any applicable requirements of Project insurers. Notwithstanding any review or inspection by the State of the Work, Contractor shall not be relieved of its responsibility for the design, construction and performance of the Project as expressly set forth in the Agreement solely by virtue of the State's inspection or review.

5.5 Contractor's Rights and Responsibilities.

5.5.1 Financing. Contractor will take all actions necessary to obtain the financing it Power needs to enable it to satisfy its payment obligations under the Agreement.

5.5.2 Government Authorizations. Contractor, on behalf of Owner shall apply for and obtain all necessary Authorizations for the construction and operation of the Facility that are identified by Government Authorities as being required for the Facility, based upon the submitted Engineering Plan for the Facility.

ARTICLE 6 - OWNERSHIP OF ASSETS

6.1 Ownership of the Facility; Risk of Loss. Ownership of the Facility, and of each item of material, equipment, machinery, supplies and other items incorporated therein, shall remain vested with Contractor in conformance with the Agreement.

ARTICLE 7 - COST OF THE WORK; PROJECT FINANCING

7.1 Price. All pricing for the Work shall be as provided in the Agreement, except as may otherwise apply by the terms hereinbelow.

ARTICLE 8 - ADDENDA AND CHANGE ORDERS

8.1 General. "Addenda" are changes to the Work before construction begins. "Change Orders" are changes to the Work after construction begins. Addenda and Change Orders shall be handled as follows:

8.1.1 Any Party may request an Addendum or Change Order in writing.

8.1.2 Approval or rejection of Addenda and Change Orders that increase or decrease the Cost of the Work or change in schedule that could have the effect of delaying Mechanical Completion must be approved by Owner and Contractor prior to execution of such Addenda or Change Order.

8.1.3 Addenda and Change Orders that increase or decrease the Cost of the Work shall be approved or rejected in accordance with the procedures set forth in Sections 8.2 and 8.3 and in accordance with the time periods provided for the State in Section 16.20.

8.2 Process. Any of the Parties may request in writing an Addendum or a Change Order consisting of additions to, deletions from, or other revisions to the Work, provided that such changes are within the general scope of the Work. All requests for Addenda or Change Orders by an Owner shall be submitted to Contractor, with copies to PM/CM and Engineer (as appropriate). All requests for Addenda or Change Orders by Contractor shall be submitted to Owner, with copies to PM/CM and Engineer.

8.3 Initial Evaluation of Addendum and Change Order Requests; Applicable Standards. Any Addendum or Change Order request from an Owner shall be evaluated by Contractor, with the input and assistance of PM/CM and Engineer. Each Addendum or Change Order request shall initially be evaluated to determine whether it: (a) adds value to the Facility without increasing the Cost of the Work or delaying Mechanical Completion of the Facility; (b) adds value to the Facility without delaying Mechanical Completion of the Facility, but increases the Cost of the Work; or (c) does not add value to the Facility or adds value to the Facility, but will delay Mechanical Completion of the Facility or compromise performance of the Facility; or (d) (in the case of an Addendum only) decreases Cost of Work without delaying Mechanical Completion. All Addenda and Change Orders in category (a) or Addenda in category (d) shall be approved; all Addenda and Change Orders in category (c) shall be rejected (unless mutually agreed otherwise, including the allocation of the cost, by all Parties); and all Addenda and Change Orders in category (b) shall be approved, if and only if the increased Cost of the Work is allocated as set forth below in this Article 8.

8.4 Addenda or Change Orders Requested by Owner. If Owner requests an Addendum or a Change Order to address solely Owner's needs, including without limitation changes to address aesthetic or design requirements, and such Addendum or Change Order is approvable under Section 8.3 above and approved by Contractor, but increases the Cost of the Work, then Owner shall bear the entire incremental Cost of the Work (including costs of delays and rework) resulting from such Addendum or Change Order.

8.5 Addenda and Change Orders Required by Acts of Governmental Authorities. If any action of any Governmental Authority requires an Addendum or a Change Order that increases or decreases the Cost of the Work the Owner shall be responsible for any incremental Cost of the Work.

8.6 Addenda and Change Orders Requested by Contractor. If Contractor requests an Addendum or a Change Order that is approved by the Owner, then Owner and Contractor shall share equally any increase or decrease in the Cost of the Work resulting from such Addendum or Change Order.

8.7 Addenda and Change Orders Resulting from Errors or Omissions of Contractor. Owner shall not be responsible for any increased Cost of the Work resulting from Addenda and Change Orders that are necessary because of errors of Contractor and/or its Subcontractors in coordinating the design, scheduling or construction of the Facility.

8.8 Markup on Addenda and Change Orders. On any Addenda and Change Orders under Sections 8.4, and 8.5, Contractor and its Subcontractors shall be entitled to a markup not to exceed ten percent (10%) in the aggregate of the Cost of the Work covered by the Addendum or Change Order.

8.9 Tracking of Cost Impact of Addenda and Change Orders. Contractor shall institute and maintain a ledger type system to track the impact of all increases and decreases to the Owner' Allocated Shares of the Cost of the Work resulting from any Addenda or Change Orders approved by Contractor and Owner. Contractor shall monthly, and more frequently upon

request, report to the Owner the cumulative impact of such Addenda and Change Orders upon their respective Allocated Shares of the Cost of the Work. If applicable, the Parties shall modify the Project Schedule and Payment Milestones to reflect the impact of Addenda and Change Orders.

ARTICLE 9 - PAYMENT FOR WORK

9.1 Payment. All payment for the Work shall be as provided in the Agreement, except as may otherwise apply by the terms hereinbelow

ARTICLE 10 - COMMENCEMENT AND PERFORMANCE OF WORK

10.1 Commencement; Schedule. Contractor shall commence performance of the Work at the earliest reasonable time (the "Construction Commencement Date") but no later than 30 days following the last to occur of the following: (a) issuance of any Authorizations required for the Facility; (b) completion of the final foundation drawings for the Project; (c) availability of suitable weather conditions for the commencement of construction; and (d) Owner having in place all insurance policies required of them under the Agreement.

10.2 Mechanical Completion. "Mechanical Completion" shall occur when, except for minor items of the Work that would not affect the performance or operation of the Facility such as painting, landscaping and so forth (a) all materials and equipment for the Facility have been installed substantially in accordance with the Specifications; (b) all systems required to be

installed by Contractor have been installed and tested (excluding Acceptance Testing); (c) all the equipment and systems can be operated in a safe and prudent manner and have been installed in a manner that does not void any Subcontractor equipment or system warranties; (d) the Facility is ready to commence start-up, Acceptance Testing, and operations; (e) a Punch List of the uncompleted items is established by Contractor and mutually agreed upon by the Parties, *provided* that if Contractor and Owner disagree as to whether a particular item shall appear on the Punch List, the Independent Engineer shall promptly decide the dispute; (g) all Work, other than Punch List items and Acceptance Testing and any other Work sequenced after Mechanical Completion, has been completed; and (h) the Independent Engineer certifies each of the foregoing in writing to the Owner.

10.3 Commercial Operation. "Commercial Operation" shall be deemed to have occurred as of the first point in time after (i) Mechanical Completion of the Facility has occurred, as determined by the Independent Engineer; (ii) completion of Acceptance Testing pursuant to Section 11.2, or alternatively satisfaction of Contractor's Acceptance Test related obligations in Section 11.3 (including, if applicable, payment of liquidated damages pursuant to Section 11.3); and (iii) when the Facility is used and useful for the purpose of delivering electric energy to Owner (other than electric energy delivered during Facility Start Up and Acceptance Testing). If the Owner disputes that Commercial Operation has occurred, it shall provide written notice to that effect to Contractor, specifying the basis for disputing Commercial Operation and the Parties in dispute shall thereafter utilize the dispute resolution procedures in Article 12 to resolve the dispute. Failure of the Owner to provide such written notice within ten (10) Business Days after receipt of notice of Commercial Operation shall constitute waiver of the Owner's right to dispute that Commercial Operation has occurred.

10.4 Punch List. A list of the uncompleted items for the Project shall be established by Contractor prior to Mechanical Completion (the "Punch List"). The Punch List may be amended from time to time, upon written Agreement of the Parties, prior to Final Completion. The Punch List shall include all deliverables through Final Completion. The "Punch List Holdback Amount" shall be two times the aggregate of the value of the Punch List items agreed to by the Parties, or determined by the Independent Engineer, if the Parties cannot agree. The Punch List Holdback Amount shall be withheld from payments due upon Mechanical Completion, and the agreed value of each Punch List item shall be paid to Contractor upon completion of the Punch List item and any remaining Punch List Holdback Amount shall be paid to Contractor upon completion of all Punch List items.

10.5 Final Completion. "Final Completion" occurs after Commercial Operation has occurred and any remaining Punch List items have been finished. Contractor will notify Owner when it considers that Final Completion has occurred. If the Owner disputes that Final Completion has occurred, it shall provide written notice to that effect to Contractor specifying the basis for disputing Final Completion and the Parties in dispute shall thereafter use the dispute resolution procedures in Article 12 to resolve the dispute. Failure of the Owner to provide such written notice within 10 Business Days after the initial notice from Contractor shall constitute waiver of the Owner's rights to dispute that Final Completion has occurred.

ARTICLE 11 - ACCEPTANCE TESTING; CAPACITY GUARANTEE; COMPLETION GUARANTEE; WARRANTIES; LIMITATION OF LIABILITY

11.1 Acceptance Tests. Contractor will be responsible for coordinating the Acceptance Tests of the Facility (the "Acceptance Tests"). Such Acceptance Tests shall be conducted by one or more qualified independent testing companies approved by the Parties (the "Testing Engineer").

11.2 Acceptance Testing.

11.2.1 General. Within 60 days following Mechanical Completion, Contractor shall endeavor to cause the Testing

Engineer to conduct the initial Acceptance Test.

11.2.2 Procedure.

11.2.2.1 The procedures for conduct of the Acceptance Test shall be as determined by Contractor. Either Party may propose changes to a test procedure at any time up to 60 days prior to commencement of the initial Acceptance Test, and each Party agrees to cooperate in good faith in evaluating such change. No change shall be effective, however, without written acceptance of Owner and Contractor.

11.2.2.2 Contractor shall give Owner and Engineer 30 days' advance written notice of the time it expects the qualified independent testing company to conduct the initial Acceptance Test.

11.2.3 Acceptance Testing Period; Repeat Tests. Contractor may repeat an Acceptance Test as Contractor deems appropriate; provided, that all Acceptance Tests must be completed by 60 days after the Facility achieves Mechanical Completion (the "Acceptance Testing Period"), unless: (a) the Parties agree otherwise in writing; or (b) the Acceptance Testing Period is extended by Force Majeure, but not beyond the Delay Default Date. Contractor shall bear the costs of performing the repeat Acceptance Tests. Contractor shall give Owner and Engineer not less than the following advance notice of each Acceptance Test following the initial Acceptance Test: (i) if the Acceptance Test is a prompt retest which merely continues a previously commenced Acceptance Test or promptly follows a failed Acceptance Test, not less than 24 hours advance notice; and (ii) if the Acceptance Test is a new Acceptance Test that follows an interim period of more than 10 Business Days during which no Acceptance Testing has occurred, then not less than 3 Business Days advance notice, unless a shorter period is agreed to by the Parties.

11.2.4 Acceptance Test Results.

11.2.4.1 After the Testing Engineer completes an Acceptance Test, Contractor shall give written notice thereof to Owner and Engineer and shall provide Owner and Engineer with all gross and reduced data for such test.

11.2.4.2 If the Testing Engineer determines that the Acceptance Test was successfully completed, Contractor shall ensure that the Testing Engineer notifies Owner and Engineer thereof promptly following determination to that effect, including providing them a copy of the written test report.

11.2.5 Contractor to Promptly Commence and Complete Acceptance Testing. Contractor shall promptly commence and complete Acceptance Testing following Mechanical Completion.

11.3 Compliance with Standards. In the event the Facility contains any design or construction defects ("Defects") that cause it to fail to meet any design, construction or Mechanical Completion standard in the Specifications or the Agreement, then Contractor shall, at no expense to Owner (except in the case of omitted equipment and materials, as provided in this Article 11), make (or cause to be made) the Remedial Measures necessary to remedy the Defects. In the event the Remedial Measures include supplying equipment and materials that were necessary to the Facility, but omitted from its construction, Owner shall pay for the costs of such omitted equipment and materials as part of the Cost of the Work if such Remedial Measure is implemented to address Defects discovered before the Facility achieves Mechanical Completion. If the Remedial Measure is implemented to address Defects discovered after the Facility achieves Mechanical Completion, Owner shall not be obligated to pay any portion of the cost of the omitted equipment and materials.

11.5 Contractor's Warranties. Contractor warrants to Owner as follows:

11.5.1 Contractor shall perform the Work, including its design and engineering services hereunder, and will procure all materials hereunder using its best skill and attention, in accordance with Good Utility Practice associated with engineering and procurement of facilities such as the Facility.

11.5.2 Contractor shall perform its construction services hereunder in a good and workmanlike manner and otherwise in accordance with Good Utility Practice associated with constructing facilities such as the Facility. The Facility will, at all times through the Commercial Operation Date, comply with all Laws. Contractor shall have no obligation for breach of warranty under this Section 11.6 to the extent any deficiencies are the result of Force Majeure, normal wear and tear, misuse or negligence by Owner or someone other than Contractor acting on Owner's behalf.

11.5.3 All materials procured or furnished by Contractor hereunder shall be new (unless otherwise agreed by Owner in writing), of good quality and in accordance with the specifications set forth in the Agreement and the Schedules.

11.6 Repair and Replacement of Defective Work. If any breach arises under Contractor's warranties in Section 11.6, Contractor shall, at its sole cost and expense and subject to the Damages Cap, promptly correct, replace or repair, at Owner's selection, any defect in design, engineering, materials, workmanship or operability in the Facility discovered during the Warranty Period. Any such correction, replacement or repair prior to Mechanical Completion shall not be considered a Remedial Measure. Contractor's correction, replacement, or repair shall be made with due regard to Owner's operational requirements.

11.7 Subcontractor Warranties; Subcontractor Protections for Owner. Contractor shall use its good faith efforts, in its negotiations with all Subcontractors for the Facility, to see that such Subcontractors provide commercially reasonable remedies, including warranties, performance guarantees, and, where appropriate, liquidated damages. Contractor shall enforce all contractual remedies and enforce any other remedies against the Subcontractors, including, without limitation, those arising from Subcontractors' negligent acts or omissions (collectively, the "Subcontractor Protections"). Contractor shall enforce, at its sole expense, all warranties contained within the Subcontractor Protections for the Subcontractor warranty periods provided for the specific equipment to which such warranties pertain.

11.8 Contractor Enforcement of Subcontractor Protections. Contractor agrees to act on Owner' behalf, at no additional cost to Owner, to enforce any Subcontractor Protections with respect to Work; provided, however, that Contractor may use its reasonable discretion on how best to approach the resolution of any particular problem, and provided further that such enforcement obligation shall only last for the duration of the Subcontractor Protection in question. In the event that litigation is necessary to enforce any Subcontractor Protection, Contractor shall pursue such litigation at its own expense.

11.9 Indemnification. Owner shall assume and retain all liability, including claims, demands, losses, costs, damages and expenses of every kind and description, or damages to persons or property arising out of or in connection with or occurring during the course of the Agreement, where such liability is proximately caused by the acts or omissions of any of the officers, employees or agents of Owner while acting within the scope of their employment. Contractor shall indemnify Owner against any and all loss or damages that Owner may incur as a result of any claim of Persons other than Owner, Contractor, or their respective employees and agents, to the extent same (a) arise out a breach by Contractor of its obligations under the Agreement, or (b) are caused by the negligence or intentional or willful misconduct of Contractor, the Subcontractors or their agents or employees. Contractor shall indemnify and hold harmless Owner from all liabilities, damages, costs or expenses incurred by Owner by reason of any lien filed against the Facility by any Subcontractor of Contractor in connection with the performance of the Work. Any Party entitled to indemnification or other protection under this Section 11.11 shall keep the benefited party apprised of the status of all claims with respect to which it is entitled to such indemnification or protection, and shall not settle any such claim without the consent of the benefited party, such consent not to be unreasonably withheld or unduly delayed.

ARTICLE 12 - DEFINITIONS

"**Acceptance Tests/Acceptance Testing**" shall mean the performance tests, to be performed on the Facility as Contractor determines necessary, including any adjustments thereto as provided in the Agreement or as otherwise agreed to by the Parties to address the conditions present at the time the Facility is available for testing.

"**Acceptance Test Capacity Guarantee**" shall have the meaning assigned to it in Section 11.3.

"**Acceptance Testing Period**" shall have the meaning set forth in Section 11.2.3.

"**Addendum**" or "**Addenda**" shall have the meaning assigned to it in Section 8.1.

"**Affiliate**" shall mean (i) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party, and (ii) any Person that, directly or indirectly, is the beneficial owner of five percent (5%) or more of any class of equity securities of, or other Ownership interests in, a Party or of which the Party is directly or indirectly the owner of five percent (5%) or more of any class of equity securities or other Ownership interests.

"**Agreement**" shall have the meaning assigned to it in the first paragraph of the Agreement.

"**Authorization**" shall mean any license, permit, approval, filing, waiver, exemption, variance, clearance, entitlement, allowance, franchise, or other authorization, whether from any Governmental Authority, corporate or otherwise.

"**Business Day**" shall mean any day other than a Saturday, Sunday or a day on which either the state or national banks in the State of Wisconsin are not open for the conduct of normal banking business.

"**Change Order**" shall mean a document issued pursuant to Article 8, which describes changes in or to the Work.

"**Commercial Operation**" shall have the meaning given it in Section 10.3

"**Commercial Operation Date**" shall mean the date on which the Facility achieves Commercial Operation.

"**Construction Commencement Date**" shall have the meaning assigned to it in Section 10.1.

"**Contractor**" shall have the meaning assigned to it in the first paragraph of the Agreement.

"**Contractor Event of Default**" shall have the meaning assigned to it in Section 13.1.

"**Cost of the Work**" shall mean the anticipated actual costs of construction, subject to the Payment Terms, as defined in Section 7.1, including the exceptions and additions permitted therein.

"**CPCN**" shall have the meaning assigned to it in the Recitals to the Agreement.

"**Defects**", individually a "Defect", shall have the meaning assigned to it in Section 11.5.

"**Dispute**" shall have the meaning assigned to it in Section 12.1.

"**Easement Areas**" shall have the meaning assigned to it in Section 4.10.

"**Effective Date**" shall mean the date that the Agreement has been signed by Contractor and Owner.

"**Engineer**" shall have the meaning assigned to it in Section 4.2.2.

"**Equipment Instruction Manual**" shall mean the manual or manuals provided by Contractor to Owner pursuant to Section 3.1.6, including operation requirements, guidelines and manuals established by the manufacturers of the major equipment for the Facility.

"**Excluded GMP Costs**" shall have the meaning given the term in Section 7.2.

"**Facility**" shall mean the Generating Facility, as more particularly described in the Agreement.

"**Facility Start Up**" shall mean the activities following completion of construction of the Facility, but prior to Acceptance Testing, that are necessary to accomplish the initial start up of the equipment within the Facility that generates electricity, steam and chilled water, including, without limitation, the flushing of lines, pressure testing of pipes, filling equipment with oils and other fluids, and the provision of any equipment vendor services relating thereto.

"**Final Completion**" shall have the meaning assigned to it in Section 10.5.

"**Final Completion Date**" shall mean the date Final Completion occurs.

"**Financing Party**" shall mean any Person, other than Parties, providing debt or equity financing (including equity contributions or commitments) refinancing of any guarantees, insurance or credit support for or in connection with such a financing or refinancing, in connection with the development, construction, Ownership or leasing operation or maintenance of the Facility, or any part thereof including any trustee or agent acting on any such Person's behalf.

"**Force Majeure**" shall mean in respect of any Party an event beyond the reasonable control of such Party which prevents or delays such Party from performing its obligations under the Agreement (except for the obligation to pay money) or which materially increases its costs of performing those obligations. Examples include, to the extent they otherwise meet the foregoing definition, the following: war, hostilities, civil disturbances, any kind of local or national emergency, riot, fire, flood, hurricane, storm, earthquake, concealed or subterranean conditions at the Site that could not be discovered by a reasonable inspection of the Site, power failure or power surge, epidemic, explosion, sabotage, act of God, acts or failures to act by Governmental Authorities (including failure to issue, delays in issuing beyond the period provided by law (or if no such period is provided, beyond the customary period), or revocation of Governmental Authorizations, except to the extent any such failure, delay or revocation is due to the negligence or willful misconduct of Contractor or its Affiliates), failure of the Subcontractors or Suppliers to perform or deliver on a timely basis, to the extent such failure is due to a force majeure condition affecting the Subcontractor or Supplier, strike, slowdown or other labor unrest (other than a localized strike against an individual employer), delay of carriers, failure of the usual modes of transportation, embargo, change in any applicable Law from that in effect on the date hereof, any condition at the Site that requires remediation under any applicable Law related to the environment, or expropriation or confiscation of facilities. The effect of Force Majeure upon the Payment Terms and upon the Guaranteed Mechanical Completion Date and the Delay Default Date shall be limited as more particularly set forth in Sections 7.2 and 13.5.3. Force Majeure shall not include breach of contract by Subcontractors or Suppliers.

"**Good Utility Practice**" shall mean, at any particular time, (a) any of the practices, methods and acts engaged in or approved by a significant portion of the United States electric power generating industry (including without limitation cogeneration facilities) prior to such time and by constructors, Owner, operators or maintainers of facilities similar in size and operational characteristics to the Facility, or (b) any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable costs consistent with applicable Law and the Authorizations, environmental considerations, good business practices, reliability, safety, expedition and the manufacturer's maintenance requirements, provided that "Good Utility Practice" is not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of the acceptable practices methods or acts generally accepted in such industry having due regard for, among other things, the manufacturer's maintenance requirements, the requirements of Governmental Authorities and any applicable agreements.

"**Governmental Authority**" shall mean the national government, and any regulatory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority

thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over either Party, the Facility or the Site, whether acting under actual or assumed authority. Permits, orders or other approvals given by such bodies are "**Governmental Authorizations**".

"**Payment Terms**" shall mean those terms for Owner's payments to Contractor as stated in the Agreement.

"**Hazardous Substances**" shall mean, collectively, any petroleum or petroleum product, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), hazardous waste, hazardous material, hazardous substance, toxic substance, contaminant or pollutant, as defined or regulated under any federal, state or local law relating to the protection of the environment, including the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 *et seq.*, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. § 9601 *et seq.*, or any similar state statute.

"**Independent Engineer**" shall mean a qualified independent engineering firm mutually agreeable to Contractor and the State, to be selected by them not later than thirty (30) days prior to the commencement of construction. The Parties shall employ the Independent Engineer, whose compensation shall be a part of the Cost of the Work, to verify that Mechanical Completion has occurred and to resolve any disputes among the Parties as to the items that should appear on the Punch List.

"**Law**" shall mean (i) any law, legislation, statute, act, rule, ordinance, decree, treaty, regulation, order, judgment, or other similar legal requirement, or (ii) any legally binding announcement, directive or published practice or interpretation thereof, enacted, issued or promulgated by any Governmental Authority.

"**Major Equipment Suppliers**" shall have the meaning assigned to it in Section 4.2.3.

"**Mechanical Completion**" shall have the meaning set forth in Section 10.2.

"**Mechanical Completion Date Guarantee**" shall have the meaning set forth in Section 11.4.

"**Minimum Required Capacity**" shall have the meaning assigned to it in Section 11.3.1.

"**Owner's Event of Default**" shall have the meaning assigned to it in Section 13.3.

"**Parties**" shall mean Contractor and Owner when referred to collectively and "**Party**" shall mean any one of the Parties referred to singly.

"**Person**" shall mean any individual, firm, company, association, general partnership, limited partnership, limited liability company, trust, business trust, corporation, public body, or other legal entity.

"**PM/CM**" shall have the meaning assigned to it in Section 4.2.2.

"**PM/CM's Contract**" shall have the meaning assigned to it in Section 4.2.2.

"**Prime Subcontractor**" shall have the meaning assigned to it in Section 4.2.4.

"**Prime Subcontractor Contracts**" shall have the meaning assigned to it in Section 4.2.4.

"**Progress Report**" shall have the meaning assigned to it in Section 9.1.1.1.

"**Project**" shall mean the development of the Facility at the Site by the Contractor, and shall include the Work.

"**Project Documents**" shall have the meaning assigned to it in Section 15.2.5.2.

"**Project Schedule**" shall mean the schedule of activities (including all amendments or supplements thereto following the Effective Date of the Agreement) during the Project that coordinates all aspects of the Project, including without limitation, permitting, engineering, procurement of equipment and materials, construction, Facility Start Up, Mechanical Completion, Acceptance Testing, completion of the Punch List and Project close out. The Project Schedule will include, without limitation, the Payment Milestone Schedule and sub-Project schedules for each of the major participants in the Project.

"**Punch List**" shall have the meaning assigned to it in Section 10.4.

"**Punch List Holdback Amount**" shall have the meaning assigned to it in Section 10.4.

"**QA/QC Director**" shall have the meaning assigned to it in Section 4.2.5.

"**QA/QC Contract**" shall have the meaning assigned to it in Section 4.2.5.

"**Remedial Measures**" shall have the meaning assigned to it in Section 11.3.1.

"**Safety Director**" shall have the meaning assigned to it in Section 4.2.6.

"**Safety Contract**" shall have the meaning assigned to it in Section 4.2.6.

"**Safety Plan**" shall have the meaning assigned to it in Section 4.8.

"**Security Plan**" shall have the meaning assigned to it in Section 4.9.

"**Site**" shall mean the area described and depicted in EXHIBIT A to the Agreement.

"**Soil Disposal Area**" shall have the meaning assigned to it in Section 4.10.

"**Specifications**" shall mean the Design Review Manual prepared by Engineer, which is incorporated into the Agreement by this reference, and any supplements or amendments thereto that may be agreed to by the Parties after execution of the Agreement. The Specifications shall further include any Change Orders and other changes to the Work authorized in accordance with Article 8 of the Agreement.

"**Subcontractor**" shall mean every Person (other than employees of Contractor) employed or engaged by Contractor or any Person (other than Owner) directly or indirectly in privity with Contractor (including every sub-subcontractor of whatever tier) to perform any portion of the Work, whether the furnishing of labor, materials, equipment, services or otherwise.

"**Subcontractor Protections**" shall have the meaning assigned to it in Section 11.8

"**Subcontractor Recoveries**" shall have the meaning assigned to it in Section 11.10.

"**Suppliers**" shall mean a manufacturer, fabricator, supplier, distributor, materialman or vendor having a direct contract with Contractor or with any Subcontractor to furnish materials or equipment to be incorporated in the Work by Contractor or any Subcontractor.

"**Term**" shall mean the duration of the Agreement, from the Effective Date until Final Completion.

"**Testing Engineer**" shall have the meaning set forth in Section 11.1.

"**Traffic Control Plan**" shall have the meaning set forth in Section 4.7.

"**Uninsured Force Majeure**" shall mean any event of Force Majeure, or portion thereof, not covered by the insurance required to be carried in connection with the Project.

"**Utility Regulator**" shall mean any Governmental Authority that has specific jurisdiction over the production, sale, or pricing of the provision of electric energy or related services.

"**Warranty Period**" shall mean, with respect to any component, the applicable length of any warranties provided by the related Subcontractor.

"**Work**" shall mean all design, engineering, procurement, construction, erection, installation, training, start-up and testing activities and services necessary to achieve a complete and operable Facility in accordance with the terms of the Agreement, to achieve Mechanical Completion, Commercial Operation, and Final Acceptance.